Exhibit 10.1

ASSET PURCHASE AGREEMENT

by and among

GWIRE CORPORATION

as the Purchaser,

RAPID MEDICAL RESPONSE, LLC,

ORBIT MEDICAL RESPONSE

and

GREEN WIRE, LLC

as the Sellers

Dated Effective as of September 1, 2012

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (this “Agreement”), dated effective as of September 1, 2012, is made and entered into by and among GWire Corporation, a Utah corporation (the “Purchaser”), ActiveCare, Inc., a Delaware corporation (“ActiveCare”), Rapid Medical Response, LLC, a Utah limited liability company (“Rapid”), Orbit Medical Response, LLC, a Utah limited liability company (“Orbit”), and Green Wire, LLC, a Utah limited liability company (“Green Wire” with each of Rapid, Orbit and Green Wire a “Seller”, and collectively, the “Sellers”). The Purchaser and the Sellers are sometimes individually referred to herein as a “Party” and collectively as the “Parties.”

A.           Sellers provide personal medical response products and services to consumers and operate a call center relating thereto (the “Business”) in the state of Utah.

B.           The Parties desire to enter into this Agreement pursuant to which the Sellers propose to sell to the Purchaser, and the Purchaser proposes to purchase from the Sellers, certain of the assets used or held for use by the Sellers in the conduct of the Business as a going concern, and the Purchaser proposes to assume certain of the liabilities and obligations of the Sellers (the “Acquisition”).

C.           The Parties desire to make certain representations, warranties and agreements in connection with the Acquisition.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants, agreements and conditions hereinafter set forth, and intending to be legally bound hereby, the Parties agree as follows:

ARTICLE I
DEFINITIONS

Section 1.1.                      Definitions.

The following Terms, as used herein, have the following meanings:

“Accounts Payable” means monies owed to vendors for goods and services received that are not yet paid.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such other Person. For purposes of this definition, “control,” when used with respect to any specified Person, means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Business Day” means any day except Saturday, Sunday or any day on which banks are generally not open for business in the City of Salt Lake City, Utah.

“Code” means the Internal Revenue Code of 1986, as amended.

“Employee Benefit Plan” means each plan, fund, program, agreement or arrangement (i) with respect to which the Sellers has any liability, whether actual or contingent, direct or indirect and (ii) which provide employee benefits or for the remuneration, direct or indirect, of employees, former employees, directors, officers, consultants, independent contractors, contingent workers or leased employees of the Sellers or any Person that together with the Sellers would be a single employer within the meaning of Section 414 of the Code (whether written or oral), including, without limitation, each “welfare” plan (within the meaning of Section 3(1) of ERISA) and each “pension” plan (within the meaning of Section 3(2) of ERISA).

“Computer Software” means all computer programs, materials, tapes, source and object code, and all prior and proposed versions, releases, modifications, updates, upgrades and enhancements thereto, as well as all documentation and listings related thereto used by the Sellers.

“Contract” means any written or oral contract, Permit, loan or credit agreement, note, bond, mortgage, indenture, lease, sublease, purchase order or other agreement, instrument, concession, franchise or license.

“Databases” means databases in all forms, versions and media, together with prior and proposed updates, modifications and enhancements thereto, as well as all documentation and listings therefor used by the Sellers.

“Effective Time” means 12:01 a.m. on September 1, 2012.

“Environmental Laws” means any federal, state, local or foreign law (including, without limitation, common law), treaty, judicial decision, regulation, rule, judgment, order, decree, injunction, permit or governmental restriction or any agreement with any Governmental Entity or other third party, whether now or hereafter in effect, relating to the environment, human health and safety or to pollutants, contaminants, wastes or chemicals or any toxic, radioactive, ignitable, corrosive, reactive or otherwise hazardous substances, wastes or materials.

“Equity Interests” means (i) with respect to any Person that is a corporation, any and all shares, interests, participations or other equivalents (however designated and whether voting or nonvoting) of capital stock, including each class of common stock and preferred stock of such Person, and (ii) with respect to any Person that is not a corporation, any and all general partnership interests, limited partnership interests, membership or limited liability company interests, beneficial interests or other equity interests of or in such Person (including any common, preferred or other interest in the capital or profits of such Person, and whether or not having voting or similar rights).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Federal Health Care Program” shall have the meaning given in 42 U.S.C. § 1320a-7b(f), as amended.

“GAAP” means United States generally accepted accounting principles.

“Governmental Entity” means any federal, state or local or foreign government or any court, administrative or regulatory agency or commission or other governmental authority or agency, domestic or foreign (including, without limitation, regulatory authorities, carriers, intermediaries or other instrumentalities administering Federal Health Care Programs).

“Hazardous Materials” mean any waste, pollutant, contaminant, hazardous substance, toxic, ignitable, reactive or corrosive substance, hazardous waste, special waste, industrial substance, by-product, process intermediate product or waste, petroleum or petroleum-derived substance or waste, chemical liquids or solids, liquid or gaseous products or any constituent of any such substance or waste, the use, handling or disposal of which by the Sellers is in any way governed by or subject to any applicable Environmental Law.

“HIPAA” means the Health Insurance Portability and Accountability Act of 1996, as amended, and any rules or regulations promulgated thereunder.

“Intellectual Property” means the tangible and intangible rights or interests and intellectual property rights evidenced by, embodied in, or associated with (A)  any patents, patent applications and inventions and discoveries that may be patentable, (B) any works of authorship or expression which includes but is not limited to Computer Software, Databases and business plans, whether or not copyrightable, including moral rights and copyrights recognized by law, together with any renewal or extension thereof, (C) any logos, trademarks, domain names, service marks, trade names and trade dress, and all goodwill relating thereto, (D) any trade secrets, technology licenses, confidential information, shop rights and other intellectual property rights owned or claimed and embodied therein, or associated therewith, or similar rights protectable under any laws or international conventions throughout the world, and (E) in each case of the foregoing items (A) through (D), the right to apply for registrations, certificates, or renewals with respect thereto and the right to prosecute, enforce, obtain damages relating to, settle or release any past, present, or future infringement thereof.

“Knowledge” shall mean, as follows:

(A)           an individual will be deemed to have “Knowledge” of a particular fact or other matter if:

(i)           such individual is actually aware of such fact or other matter; or

(ii)           a prudent individual could be expected to discover or otherwise become aware of such fact or other matter in the course of conducting a reasonably comprehensive investigation concerning the existence of such fact or other matter.

(B)           a Person (other than an individual) will be deemed to have “Knowledge” of a particular fact or other matter if any individual who is serving as a director, officer, partner, member, manager, executor or trustee of such Person (or in any similar capacity) has, or at any time had, Knowledge of such fact or other matter.

“Law” means any law (both common and statutory law and civil and criminal law), treaty, convention, rule, directive, legislation, ordinance, regulatory code (including, without limitation, statutory instruments, guidance notes, circulars, directives, decisions, rules and regulations) or similar provision having the force of law or an Order of any Governmental Entity or any self regulatory organization.

“Liability” means any actual or potential liability or obligation (including as related to Taxes), whether known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated and whether due or to become due, regardless of when asserted.

“Lien” means, with respect to any property or asset, any mortgage, lien, pledge, charge, security interest, easement, reservation, cloud, servitude, right of way, option, right of first refusal, community property interest, equitable interest, restriction of any kind, conditional sale or other title retention agreement, any agreement to provide any of the foregoing and all other encumbrances, whether or not relating to the extension of credit or the borrowing of money, whether imposed Contract, Law, equity or otherwise, or other adverse claim of any kind in respect of such property or asset. For the purposes of this Agreement, a Person shall be deemed to own subject to a Lien any property or asset which it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such property or asset.

“Material Adverse Effect” means any state of facts, change, event, effect or occurrence (whether or not constituting a breach of a representation, warranty or covenant set forth in this Agreement) that, individually or in the aggregate, is or may be reasonably likely to be materially adverse to the Sellers’ near-term or long-term projected business, financial condition, results of operations, properties, assets or Liabilities (including, without limitation, contingent Liabilities) or the Assets taken as a whole. A Material Adverse Effect shall also include any state of facts, change, event or occurrence that shall have occurred or been threatened that (when taken together with all other adverse state of facts, changes, events, effects or occurrences that have occurred or been threatened) is or would be reasonably likely to prevent or materially delay the performance by the Sellers of any of its obligations under this Agreement or the consummation of the transactions contemplated hereby.

“Medical Reimbursement Program” means all private and government reimbursement programs to which the Sellers participates, including, as applicable, health maintenance organizations, preferred provider organizations, other managed care plans, Medicare, Medicaid and all other programs that qualify as a Federal Health Care Program or State Health Care Program.

“Orders” means judgments, writs, decrees, compliance agreements, injunctions or judicial or administrative orders and legally binding determinations of any Governmental Entity or arbitrator.

“Permits” means all permits, licenses, authorizations, filings or registrations, franchises, approvals, certificates, exemptions, variances and similar rights obtained, or required to be obtained, from Governmental Entities.

“Permitted Liens” means (i) Liens for Taxes not yet due and payable, (ii) statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, materialmen and repairmen incurred in the ordinary course of business consistent with past practice and not yet delinquent and (iii) zoning, building, or other restrictions, variances, covenants, rights of way, encumbrances, easements and other minor irregularities in title, none of which, individually or in the aggregate, (A) interfere in any material respect with the present use of or occupancy of such parcel by the Sellers, (B) have more than an immaterial effect on the value thereof or their use or (C) would impair the ability of such parcel to be sold for their present use.

“Person” means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

“Pre-Closing Tax Period” means any Tax period ending on or before the Closing Date and the portion of any Straddle Period ending on the Closing Date.

“Proceedings” means actions, suits, claims, litigations, reviews and investigations and legal, administrative or arbitration proceedings.

“Straddle Period” means any taxable period that includes (but does not end on) the Closing Date. For Taxes imposed on a periodic basis, the portion of such Taxes that is payable for the portion of such taxable period ending on the Closing Date shall be the amount of such Tax for the entire period (or, in the case of such Taxes determined on an arrears basis, the amount of such Tax for the preceding period) multiplied by a fraction, the numerator of which is the number of days in the portion of such taxable period ending on such Closing Date and the denominator of which is the number of days in the entire taxable period).

“Taxes” means all taxes, assessments, charges, duties, fees, levies or other governmental charges (including interest, penalties, additions to tax or additional amounts associated therewith), including income, franchise, capital stock, real property, personal property, tangible, withholding, employment, payroll, social security, social contribution, unemployment compensation, disability, transfer, sales, use, excise, gross receipts, value-added and all other taxes of any kind whatsoever (whether estimated or not) imposed by any Governmental Entity, whether disputed or not, imposed by any Governmental Entity.

“Tax Return” shall mean any report, return, declaration or other information required to be supplied to a Governmental Entity in connection with Taxes, including estimated returns, claims for refund and schedules and reports of every kind with respect to Taxes.

ARTICLE II
PURCHASE AND SALE

Section 2.1.                      Agreement to Purchase and Sell.

Subject to the terms and conditions of this Agreement, effective as of the Effective Time and except for the Excluded Assets, the Sellers will grant, sell, assign, transfer and deliver to the Purchaser, and the Purchaser will purchase and acquire from the Sellers, all right, title and interest of the Sellers in, to and under the assets, properties and business, of every kind and description, wherever located, real, personal or mixed, tangible or intangible, owned or held or used in the conduct of the Business by the Sellers as the same shall exist as of the Effective Time, and all of the assets of the Business thereafter acquired by the Sellers (which assets, properties and rights, other than the Excluded Assets, are collectively referred to in this Agreement as the “Assets”), free and clear of all Liens, other than Permitted Liens, and the Purchaser will assume the Assumed Liabilities (as hereinafter defined).

Section 2.2.                      Assets.

Except as otherwise expressly set forth in Section 2.3, the Assets shall include, without limitation, the following assets, properties and rights of the Sellers as of the Effective Time:

(a)           all cash, cash equivalents and marketable securities and all rights to any bank accounts of the Sellers, all deposits, advances and overpayments, including, without limitation, all customer deposits and overpayments relating to the period after the Effective Time or deposits and overpayments related to ongoing customer services deposited prior to the Effective Time and performed and earned after the Effective Time;

(b)           all furniture, fixtures, equipment and all other tangible assets and personal property;

(c)           all rights of the Sellers under those Contracts, to the extent transferable in accordance with applicable Law, set forth on Schedule 4.11 (unless indicated to the contrary thereon) or that are of the type that would have been listed thereon except that they involve payments in an amount less than the applicable amount set forth in Section 4.11 (collectively, the “Assumed Contracts”);

(d)           all Computer Software;

(e)           all goodwill, going concern value, patents, patent applications, patent rights, copyrights, copyright applications, URLs, domain names, methods, know-how, software, technical documentation, processes, procedures, inventions, trade secrets, trademarks, trade names, trade dress, logos, fictitious business names (d/b/as), telephone numbers, confidential information, franchises, customer lists, customer files, employee files, instructions, marketing materials, advertising records, service marks, service names, registered user names, technology, research records, data, designs, plans, drawings, manufacturing know-how and formulas, and other intellectual property, whether patentable or unpatentable, and other intellectual or proprietary rights or property of the Business (and all rights thereto and applications therefor), including, without limitation, the Intellectual Property;

(f)           all Leased Real Property and all licenses, permits, approvals, qualifications, easements and other rights relating thereto;

(g)           all rights in and under all express or implied guarantees, warranties, representations, covenants, indemnities and similar rights in favor of the Sellers;

(h)           all Permits, qualifications, product registrations, safety certifications, authorizations or similar rights to the extent that they are assignable, including those Permits set forth on Schedule 4.19;

(i)           all information, files, correspondence, records, data, plans, reports, Contracts and recorded knowledge (other than customer and employee files), including customer, supplier, price and mailing lists, and all accounting or other books and records of the Business in whatever media retained or stored, including, without limitation, computer programs and disks; and

(j)           all issued and outstanding member interests of Discount Health Group LLC

(k)           all other tangible and intangible assets of any kind or description, wherever located, that are (i) carried on the books of the Business or (ii) owned by the Sellers and related to the Business.

Section 2.3.                      Excluded Assets.

Notwithstanding anything to the contrary set forth in this Agreement, the Assets will not include the following assets, properties and rights of or owned by the Sellers (collectively, the “Excluded Assets”):

(a)           any intercompany notes;

(b)           all ownership and other rights with respect to the Sellers’ Employee Benefit Plans;

(c)           any Permit, qualification, registration, certification, authorization or similar right that by its terms is not transferable to the Purchaser, including those indicated on Schedule 4.19 as not being transferable;

(d)           all rights to causes of action, lawsuits, judgments, claims and demands of any nature available to or being pursued by the Sellers, whether arising by way of counterclaim or otherwise;

(e)           the charter documents of the Sellers, minute books, stock ledgers, Tax Returns, books of account and other constituent records relating to the organization of the Sellers;

(f)           tax refunds relating to periods prior the Effective Time;

(g)           deposits (other than those deposits related to the Assumed Contracts) except as otherwise provided in Section 2.2(a);

(h)           all pre-paid expenses and pre-paid insurance premiums;

(i)           all accounts receivable, notes receivable and other receivables and any security therefor (other than customer deposits and overpayments) except as otherwise provided in Section 2.2(a);

(j)           employee files, to the extent required by Law to be retained by the Sellers;

(k)           all rights of the Sellers under this Agreement all other agreements and documents contemplated hereby; and

(l)           those specific assets listed on Schedule 2.3.

Section 2.4.                      Assumed Liabilities.

(a)           ANYTHING CONTAINED HEREIN TO THE CONTRARY NOTWITHSTANDING, EXCEPT FOR THE ASSUMED LIABILITIES DESCRIBED IN SECTION 2.4(b), THE PURCHASER SHALL NOT AND THE PURCHASER DOES NOT ASSUME ANY LIABILITIES OF THE SELLERS WHETHER OR NOT ARISING OUT OF OR RELATING TO THE ASSETS OR THE BUSINESS OR ANY OTHER BUSINESS OF THE SELLERS, ALL OF WHICH LIABILITIES SHALL, AT AND AFTER THE EFFECTIVE TIME, REMAIN THE EXCLUSIVE RESPONSIBILITY OF THE SELLERS (AS APPLICABLE).

(b)           As the sole exception to the provisions in Section 2.4(a), effective as of the Effective Time, the Purchaser will assume and agree to pay, discharge or perform, as appropriate, (i) all liabilities and obligations of the Sellers under the Assumed Contracts to the extent such obligations are not required to be performed prior to the Effective Time and accrue and relate to the operations of the Business subsequent to the Effective Time,(ii) all Liabilities that arise out of the ownership or operation of any of the Assets by the Purchaser after the Effective Time, (iii) the Accounts Payable of the Sellers that are set out on Schedule 2.4(b)(iii), and (iv) amounts advanced by Rob Gallup and Shawn Ross, two Affiliates of the Sellers, to cover operating expenses of Sellers following the Effective Time through the Closing, as set forth on Schedule 2.4(b)(iv), the final amount of which shall not exceed $______1 and shall be provided by the Sellers to the Purchaser at the Closing (collectively, the “Assumed Liabilities”).

Section 2.5.                      Excluded Liabilities.

Specifically, and without in any way limiting the Assumed Liabilities as set forth in Section 2.4, the Assumed Liabilities shall not include, and in no event shall the Purchaser assume, agree to pay, discharge or satisfy, or otherwise have any responsibility for, any Liability (together with all other Liabilities of the Sellers that are not Assumed Liabilities, the “Excluded Liabilities”):

(a)           for any accrued or unaccrued expenses related to the Sellers’ employees (or former employees), including, without limitation, payroll, payroll Taxes, business expenses, bonus, salary (including, without limitation, salary related to overtime and work-related travel), accrued vacations, fringe, pension or profit sharing benefits or severance pay, other than those expenses set forth on Schedule 2.4(b)(iv);

(b)           for Accounts Payable of the Sellers not identified on Schedule 2.4(b)(iii);

(c)           for any Taxes of the Sellers, any Affiliate of the Sellers or of any other Person imposed on the Sellers as a transferee or successor by Contract, Law or otherwise;

(d)           for any indebtedness with respect to borrowed money and notes payable, including any interest or penalties accrued thereon (collectively, the “Sellers’ Debt”);

(e)           relating to, resulting from or arising out of (i) claims made in pending or future Proceedings or (ii) claims based on violations of Law as in effect on or prior to the Closing, breach of contract, employment practices or environmental, health and safety matters or any other actual or alleged failure of the Sellers to perform any obligation, in each case arising out of or relating to events which shall have occurred, or services performed, or the operation of the Business prior to the Closing and which do not arise from services performed by Purchaser after the Closing or to Purchaser’s operation of the Business after the Closing;

(f)           pertaining to any Excluded Asset;

____________________
1 Amount and relevant schedule to be finalized in connection with the closing

(g)           relating to, resulting from or arising out of any former operations of the Sellers that have been discontinued or disposed of prior to the Closing;

(h)           under or relating to any Employee Benefit Plan, if applicable, whether or not such Liability arises prior to or after the Closing Date;

(i)           of the Sellers arising or incurred in connection with the negotiation, preparation and execution of this Agreement and the transactions contemplated hereby and any fees and expenses of counsel, accountants, brokers, financial advisors or other experts of the Sellers; or

(j)           any Liabilities that are not Assumed Liabilities.

Such Excluded Liabilities shall include all Proceedings relating to any or all of the foregoing and all costs and expenses in connection therewith.

ARTICLE III
PURCHASE PRICE; ALLOCATIONS

Section 3.1.                      Purchase Price.

The aggregate amount to be paid for the Assets shall be up to Two Million Seven Hundred Forty Thousand One Hundred and Eighty-one Dollars $2,740,181 (the “Purchase Price”) consisting of (a) Purchaser’s promissory notes issued to the Sellers in such names and proportions determined in accordance with the allocation of the Purchase Price among the Sellers set forth in Schedule 3.3 in the aggregate amount of Two Million Six Hundred Ninety Thousand One Hundred and Eighty-one Dollars ($2,690,181) payable in thirty-six (36) monthly aggregate installments of Seventy-five Thousand Dollars ($75,000) with the first such payment due on the Closing Date (the “First Note Payment”), each in the form attached hereto as Exhibit A (the “Purchaser’s Promissory Notes”) and secured by the assets of the Purchaser as set forth in the Security Agreement in the form attached as Exhibit B (the “Security Agreement”) and guaranteed by ActiveCare pursuant to the Guaranty in the form attached as Exhibit C (the “Guaranty”), and (b) Twenty Thousand (20,000) shares (the “ActiveCare Shares”) of the Preferred Series D  Stock of ActiveCare having an aggregate value as of the date of this Agreement of Fifty Thousand Dollars ($50,000). Certificates representing the ActiveCare Shares shall be issued to the Sellers in such names and proportions as directed by Sellers on the Closing Date.  In addition to the foregoing payments, as consideration for the grant, sale, assignment, transfer and delivery of the Assets, the Purchaser shall assume and discharge fully the Assumed Liabilities as such Assumed Liabilities mature according to their terms.

Section 3.2.                      Payment of Purchase Price; Delivery of ActiveCare Shares.

On the Closing Date, (a) the Purchaser shall deliver executed Purchaser’s Promissory Notes to the Sellers, (b) the Purchaser shall deliver the executed Security Agreement to the Sellers, (c) ActiveCare shall deliver the executed Guaranty, (d) ActiveCare shall deliver stock certificates representing the ActiveCare Shares to the Sellers, (e) the Purchaser shall deliver the First Note Payment, less $13,154.99 (the “Estimated Philippines Bonus Reimbursement Amount”), which offset amount shall be allocated among the Sellers ratably in accordance with the allocation of the Purchase Price among the Sellers set forth on Schedule 3.3, and (f) the Purchaser shall deliver to Rob Gallup and Shawn Ross the amounts set forth on Schedule 2.4(b)(iv).

Section 3.3.                      Allocation of Purchase Price.

The allocation of the Purchase Price (and all other capitalized costs) among the Sellers, and among the Assets and the non-competition covenants contained in Section 6.4 in accordance with Code Section 1060 and the U.S. Treasury regulations thereunder (and any similar provision of state, local or foreign Law, as appropriate), shall be as set forth on Schedule 3.3. The parties, except as required by applicable Law, shall report, act and file Tax Returns in all respects and for all purposes in a manner consistent with such allocation, and shall not take any position before any Governmental Entity that is in any way inconsistent with such allocation. The Sellers shall timely and properly prepare, execute, file and deliver all such documents, forms and other information as the Purchaser may reasonably request to prepare such allocation.

Section 3.4.                      Allocation of Certain Items.

With respect to certain expenses incurred with respect to the Assets in the operation of the Business, the following allocations will be made between the Purchaser and the Sellers:

(a)           Taxes. Real and ad valorem property Taxes (or any other Tax that is imposed on a periodic basis) will be apportioned at the Closing based upon the number of days in the taxable period before and after the Effective Time and the amounts set forth in the current Tax bills.

(b)           Utilities. Utilities, water and sewer charges will be apportioned based upon the number of Business Days occurring before and after the Effective Time during the billing period for each such charge.

(c)           Lease Payments. All lease payments under the Real Property Leases will be apportioned based upon the number of days occurring before and after the Effective Time during the rental period for each such payment.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES
OF THE COMPANY AND THE SELLERS

The Sellers, jointly and severally, represent and warrant to the Purchaser as follows:

Section 4.1.                      Organization; Ownership.

(a)           Organization.  Each Seller is a limited liability company duly formed and validly existing under the laws of Utah and has all requisite power and authority to own, lease and operate its properties and to carry on its businesses as now being conducted.  Each Seller is duly qualified or registered as a foreign entity to transact business under the laws of each jurisdiction where the character of its activities or the location of the properties owned or leased by it requires such qualification or registration.  Each Seller has heretofore made available to the Purchaser true, correct and complete copies of such Seller’s organizational documents as currently in effect and the Seller’s record books with respect to actions taken by such Seller’s members, managers or officers, as applicable. Schedule 4.1(a) contains a true and correct list of the only jurisdictions in which each Seller is qualified or registered to do business as a foreign corporation.  No Seller owns any Equity Interests in any Person.

(b)           Ownership.  Exhibit D hereto contains a true and complete list of the Ownership Percentage of each Seller.  There has been no change in the ownership of the Sellers since January 1, 2012.

Section 4.2.                      Authorization.

Each Seller has full power and authority to execute and deliver this Agreement and any other certificate, agreement, document or other instrument to be executed and delivered by it in connection with the transactions contemplated by this Agreement (collectively, the “Sellers’ Ancillary Documents”) and to perform its obligations under this Agreement and such Seller’s Sellers’ Ancillary Documents and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Sellers’ Ancillary Documents by the Sellers and the performance by the Sellers of their respective obligations hereunder and thereunder and the consummation of the transactions provided for herein and therein have been duly and validly authorized by all necessary corporate action on the part of each of the Sellers. The managers or the board of managers of each of the Sellers have approved the execution, delivery and performance of this Agreement and the Sellers’ Ancillary Documents and the consummation of the transactions contemplated by this Agreement and by the Sellers’ Ancillary Documents.  This Agreement and the Sellers’ Ancillary Documents have been duly executed and delivered by the Sellers and constitute the valid and binding agreements of the Sellers, enforceable against the Sellers in accordance with their respective terms, subject to applicable bankruptcy, insolvency and other similar Laws affecting the enforceability of creditors’ rights generally, general equitable principles and the discretion of courts in granting equitable remedies.

Section 4.3.                      Absence of Restrictions and Conflicts.

The execution, delivery and performance of this Agreement and the Sellers’ Ancillary Documents, the consummation of the transactions contemplated by this Agreement and the Sellers’ Ancillary Documents and the fulfillment of and compliance with the terms and conditions of this Agreement and the Sellers’ Ancillary Documents do not or will not, as the case may be, with the passing of time or the giving of notice or both, violate or conflict with, constitute a breach of or default under, result in the loss of any benefit under, permit the acceleration of any obligation under or create in any Person the right to terminate, modify or cancel, or otherwise require any action, consent, approval, order, authorization, registration, declaration or filing with respect to (i) any term or provision of the charter documents of the Sellers, (ii) to the Knowledge of the Sellers, except as indicated on Schedule 4.11, any Assumed Contract or any other Contract or other instrument applicable to the Sellers or the Business, (iii) any judgment, decree or order of any court or Governmental Entity or agency to which any of the Sellers is a party or by which the Business or any of the Assets are bound or (iv) to the Knowledge of the Sellers, except as set forth on Schedule 4.3, any Permit, Law or arbitration award of any Governmental Entity or public or regulatory unit, agency or authority applicable to the Sellers or the Business.

Section 4.4.                      Real Property.

(a)           Schedule 4.4(a) sets forth a complete and accurate list and description of all of the owned real property of the Sellers (together with all fixtures and improvements thereon, the “Owned Real Property”) and all real property (together with all fixtures and improvements thereon, the “Leased Real Property”) in which any of the Sellers has a leasehold interest held under leases, subleases, licenses and/or other types of occupancy agreements (the “Real Property Leases”), including any requirement of consent of the lessor to consummate the transactions contemplated hereby.  The Owned Real Property and the Leased Real Property (together, the “Real Property”) constitute all real properties used or occupied by the Sellers in connection with the Business.

(b)           With respect to the Real Property, except as set forth on Schedule 4.4(a):

(i)           no portion thereof is subject to any pending condemnation or eminent domain Proceeding or other Proceeding by any public or quasi-public authority and, to the Knowledge of the Sellers, there is no threatened condemnation or eminent domain Proceeding or other Proceeding with respect thereto;

(ii)           the improvements on the Real Property are in good operating condition and in a state of good maintenance and repair, ordinary wear and tear excepted, are adequate and suitable for the purposes for which they are presently being used;

(iii)           with respect to the Leased Real Property, the respective Seller is the owner and holder of all of the leasehold estates purported to be granted by each applicable Real Property Lease, each Real Property Lease is in full force and effect and constitutes a valid and binding obligation of the Sellers enforceable in accordance with their respective terms and there does not exist under any such Real Property Lease any default or any event which with notice or lapse of time or both would constitute a default;

(iv)           there are no Contracts, written or oral, to which any of the Sellers is a party, granting to any other party the right of use or occupancy of any portion of the Real Property; and

(v)           there are no parties (other than the Sellers or their respective lessees disclosed pursuant to paragraph (iii) above) in possession of any portion of the Real Property.

Section 4.5.                      Title to Assets; Related Matters.

The Assets constitute all of the assets necessary and sufficient to conduct the operations of the Business in accordance with the Sellers’ past practices and as presently conducted by the Sellers. Except as set forth in Schedule 4.5, the Sellers have (and will convey to the Purchaser at the Closing) good and marketable title to the Assets, free and clear of all Liens other than Permitted Liens. To the Knowledge of the Sellers, all equipment and other items of tangible personal property and assets included in the Assets (a) are in good operating condition and in a state of good maintenance and repair, ordinary wear and tear excepted, consistent with standards generally followed in the industry, (b) are usable in the regular and ordinary course of business and (c) conform to all applicable Laws, ordinances, codes, rules and regulations applicable thereto.  The Sellers have no Knowledge of any failure of any of the Assets to conform to all applicable Laws, ordinances, codes, rules and regulations applicable thereto, or of any defects or problems with any of the Assets, ordinary wear and tear excepted.  No Person other than the Sellers owns any equipment or other tangible personal property or assets situated on the premises of the Sellers which are necessary to the operation of the Business, except for the leased items that are subject to personal property leases. Since September 30, 2012 (the “Latest Balance Sheet Date”), the Sellers have not sold, transferred or disposed of any assets, except for the disposition of obsolete or useless assets and the consumption of assets in the ordinary course of business.  There are no developments affecting any of the Assets pending or, to the Knowledge of the Sellers, threatened, which might materially detract from the value, materially interfere with any present or intended use or adversely affect the marketability of such Assets.

Section 4.6.                      Financial Statements.

Schedule 4.6 contains true, correct and complete copies of (a) the unaudited consolidated balance sheets of the Sellers as of December 31, 2011 and 2010, and the related consolidated statements of income, changes in stockholders’ equity and cash flow for the fiscal years ended December 31, 2011 and 2010 (collectively, the “Sellers’ Annual Financial Statements”) and (b) an unaudited consolidated balance sheets of the Sellers as of September 30, 2012 and the related unaudited consolidated statements of income, changes in stockholders’ equity and cash flow for the nine (9) months then ended (the “Interim Balance Sheet”, and together with the Sellers’ Annual Financial Statements, the “Financial Statements”). The Financial Statements (i) have been prepared from the books and records of the Sellers, (ii) fairly present the consolidated financial position, results of operations and cash flows of the Sellers as of the dates and for the periods indicated, subject to typical year-end and/or audit adjustments (the effect of which will not, individually or in the aggregate, be materially adverse) and the absence of notes (that, if presented, would not differ materially from those included in the Interim Balance Sheet) and (iii) have been prepared in accordance with GAAP applied on a consistent basis (except for the absence of footnotes, disclosures and typical year-end and/or audit adjustments, none of which, if reflected, would be material).

Section 4.7.                      No Undisclosed Liabilities.

Except as set forth on the Latest Balance Sheet, the Sellers have no Liabilities, except for (i) the Liabilities set forth on Schedule 4.7; (ii) Liabilities reflected or reserved against in the Financial Statements, (iii) Liabilities that have arisen since the Latest Balance Sheet Date in the ordinary course of business (provided that there is no such Liability that is material that relates to breach of Contract, breach of warranty, tort, infringement, violation of Law, Order or Permit, or any Proceeding, in each case as in effect on or before the Closing Date); and (iv) Liabilities disclosed in this Agreement or any Schedule to this Agreement.

Section 4.8.                      Absence of Certain Changes.

Since the Latest Balance Sheet Date and except as set forth in Schedule 4.8, there has not been (i) any event, occurrence, development or state of circumstances or facts which, individually or in the aggregate, has had or could reasonably be expected to have a Material Adverse Effect, (ii) any material damage, destruction, loss or casualty to property or assets of the Business, whether or not covered by insurance, (iii) any sale, transfer, license, pledge, mortgage or other disposal of tangible or intangible assets by the Sellers other than in the ordinary course of business, (iv) to the Knowledge of Sellers, any violation by the Sellers of any Laws, (v) any change in any of the accounting (and Tax accounting) policies, practices or procedures of the Sellers or (vi) any Contract for the Sellers to take any of the actions specified in this Section 4.8.

Section 4.9.                      Legal Proceedings.

(a)           Except as set forth in Schedule 4.9(a), there are no Proceedings (or any basis therefor) pending or, to the Knowledge of the Sellers, threatened against, relating to or involving the operation of the Business, the Assets or the Assumed Liabilities. The Sellers have delivered or made available to the Purchaser true, correct and complete copies of all material documents and correspondence relating to such matters required to be referred to in Schedule 4.9(a).

(b)           Except as set forth in Schedule 4.9(b), there are no Proceedings that (i) resulted in any criminal sanctions or (ii) within the last three (3) years, resulted in any payments, in each case by or against the Sellers or any of its officers or directors in their capacity as officers or directors (whether as a result of a judgment, civil fine, settlement or otherwise).

Section 4.10.                      Compliance with Laws.

(a)           To the Knowledge of Sellers, each Seller is (and has been at all times during the past five (5) years) in compliance with all Laws and Orders applicable to the Assets or the conduct of the Business. Except as set forth in Schedule 4.10(a), with respect to the Business, the Assets or the Assumed Liabilities, (i) such Seller has not been charged and is not now under investigation with respect to, a violation of any applicable Law or Order, (ii) the Seller is not a party to or bound by any Order of any Governmental Entity and (iii) the Seller has filed all reports required to be filed with any Governmental Entity on or before the date hereof and all such reports are accurate and complete in all material respects and in material compliance with all applicable Laws.

(b)           Except as set forth on Schedule 4.10(b), during the past five (5) years, the Sellers have filed all claims or other reports required to be filed in order to receive reimbursement with respect to the provision of services, products and supplies covered under any Medical Reimbursement Program, in accordance with all Laws and requirements applicable to the Medical Reimbursement Programs, each as in effect on or before the Closing Date. The Sellers have no Knowledge of any unresolved material overpayment, false or improper claims, civil money penalties, or any material offsets or recoupments against future reimbursement, nor is there any reasonable basis for the delivery of any notice thereof.  Except as set forth on Schedule 4.10(b), there are no pending appeals, adjustments, challenges, audits, litigation, or notices of intent to reopen or open cost reports or claims, in connection with the operation of the Business with respect to any Medical Reimbursement Program.

(c)           Except as set forth on Schedule 4.10(c), no Seller (i) has been charged with or convicted of any criminal offense relating to the delivery of an item or service under Medicare, Medicaid or any other Federal Health Care Program or State Health Care Program, or relating to the unlawful distribution, prescription, dispensing or delivery of a controlled substance; (ii) has been debarred, excluded or suspended from participation in Medicare, Medicaid or any other Federal State Health Care Program or State Health Care Program; (iii) has had a civil monetary penalty assessed against such Person under Section 1128A of the Social Security Act; (iv) is currently listed on the General Services Administration published list of parties excluded from federal procurement programs and non-procurement programs; and (v) to the Knowledge of the Sellers is the target or subject of any current or potential investigation relating to any Medicare, Medicaid or any other Federal Health Care Program or State Health Care Program related offense.

(d)           Except as disclosed on Schedule 4.10(d), neither the Sellers nor any of their respective managers, officers, or to the Knowledge of the Sellers, employees has engaged in any activities which are in violation of the federal or state Medicare and Medicaid statutes, Sections 1128, 1128A, 1128B, 1128C or 1877 of the Social Security Act (42 U.S.C. §§ 1320a-7, 1320a7a, 1320a-7b, 1320a-7c and 1395nn), the federal TRICARE statute (10 U.S.C. § 1071 et seq.), the False Claims Act (31 U.S.C. § 3729 et seq.), the False Statements Accountability Act (18 U.S.C. § 1001), the Program Fraud Civil Remedies Act (31 U.S.C. § 3801 et seq.), the anti-fraud and related provisions of HIPAA (e.g., 18 U.S.C. §§ 1035 and 1347), Federal Communications Commission regulations, or related regulations or other federal or state laws and regulations in effect on or before the Closing Date, including, without limitation, the following:

(i)           knowingly and willfully making or causing to be made a false statement or representation of a material fact in any application for any benefit or payment;

(ii)           knowingly and willfully making or causing to be made a false statement or representation of a material fact for use in determining rights to any benefit or payment;

(iii)           failure to disclose knowledge by a Medicare or Medicaid claimant or a claimant under any Medical Reimbursement Program of the occurrence of any event affecting the initial or continued right to any benefit or payment on its own behalf or on behalf of another, with intent to fraudulently secure such benefit or payment;

(iv)           knowingly and willfully offering, paying, soliciting or receiving any remuneration (including any kickback, bribe, or rebate), directly or indirectly, overtly or covertly, in cash or kind (A) in return for referring an individual to a person for the furnishing or arranging for the furnishing of any item or service for which payment may be made in whole or in part by any Federal Health Care Program; or (B) in return for purchasing, leasing, or ordering, or arranging, or arranging for or recommending purchasing, leasing, or ordering any good, facility, service, or item for which payment may be made in whole or in part by any Federal Health Care Program; or

(v)           any other activity which violates any state or federal Law in effect on or before the Closing Date relating to prohibiting fraudulent, abusive or unlawful practices connected in any way with the provision of health care items or services or the billing for such items or services provided to a beneficiary of any Medical Reimbursement Program.

(e)           Except as set forth in Schedule 4.10(e), to the Knowledge of the Sellers, the business and operations of the Sellers have been and are in material compliance with all applicable Laws in effect on or before the Closing Date and relating to customer or individual healthcare information, including the Administrative Simplification requirements of HIPAA, as amended.

(f)           Except as set forth in Schedule 4.10(f), the Sellers have made available to the Purchaser copies of all reports of audits, surveys or inspections by or on behalf of any Governmental Entity or accrediting agency to the extent such reports reflect any material adverse findings, deficiencies or other failure to meet any applicable Laws or accreditation standards in effect on or before the Closing Date, as applicable.

(g)           Attached hereto as Schedule 4.10(g) is a list as of the date of this Agreement of the Sellers’ location, provider type, Licenses, certifications (including Certificates of Need), accreditations, tax identification number, Medicare and Medicaid provider number(s) and any additional provider and/or billing numbers, owner, and owner’s taxpayer status (taxable or tax-exempt) which list is true and correct in all material respects.

Section 4.11.                      Sellers’ Contracts.

(a)           Schedule 4.11 sets forth a true, correct and complete list of the following Contracts related to the Business to which any Seller is a party:

(i)           all bonds, debentures, notes, loans, credit or loan agreements or loan commitments, mortgages, indentures, guarantees or other contracts relating to the borrowing of money or binding upon any of the Assets;

(ii)           all Contracts with Governmental Entities;

(iii)           all Contracts for monitoring services, each of which may be canceled by Sellers or their respective successors and assigns without penalty upon giving no more than thirty (30) days’ notice or at least thirty (30) days’ notice prior to the next anniversary of the term of the applicable agreement;

(iv)           all Real Property Leases or other leases or licenses involving any properties or assets (whether real, personal or mixed, tangible or intangible) involving an annual commitment or payment of more than $10,000 individually by the Sellers;

(v)           all Contracts which limit or restrict the Sellers or any of its officers or key employees from engaging in any business in any jurisdiction;

(vi)           all franchising and licensing agreements;

(vii)           all employment agreements;

(viii)           a list of all customers and all customer relationships, which Sellers represent to number not fewer than 3,000 in number as of the Effective Date;

(ix)           any Contract for capital expenditures or the acquisition or construction of fixed assets requiring the payment by the Sellers of an amount in excess of $10,000 per year;

(x)           any Contract that provides for an increased payment or benefit, or accelerated vesting, upon the execution of this Agreement or in connection with the transactions contemplated hereby;

(xi)           any Contract granting any Person a Lien on all or any part of any of the Assets;

(xii)           any Contract for the cleanup, abatement or other actions in connection with any Hazardous Materials, the remediation of any existing environmental condition or relating to the performance of any environmental audit or study;

(xiii)           any Contract granting to any Person an option or a first refusal, first-offer or similar preferential right to purchase or acquire any assets;

(xiv)           any Contract with any agent, distributor or representative that is not terminable without penalty on thirty (30) calendar days’ or less notice;

(xv)           any Contract for the granting or receiving of a license or sublicense or under which any Person is obligated to pay or have the right to receive a royalty, license fee or similar payment;

(xvi)           any Contract providing for the indemnification or holding harmless of any officer, member, manager, employee or other Person;

(xvii)           any joint venture or partnership Contract;

(xviii)           any customer Contract for the provision of goods or services by the Sellers;

(xix)           any outstanding power of attorney empowering any Person to act on behalf of the Sellers; and

(xx)           all existing Contracts and commitments (other than those described in subparagraphs (i) through (xviii) of this Section 4.11) to which any Seller is a party or by which any of the Assets are bound involving an annual commitment or annual payment to or from any Sellers of at least $10,000.

(b)           True, correct and complete copies of all Assumed Contracts have been made available to the Purchaser.  All of the Contracts identified on Schedule 4.11 shall be Assumed Contracts unless otherwise indicated on Schedule 4.11.

(c)           The Assumed Contracts are legal, valid, binding and enforceable in accordance with their respective terms with respect to the Sellers and with respect to each other party to such Assumed Contracts, subject to applicable bankruptcy, insolvency and other similar Laws affecting the enforceability of creditors’ rights generally, general equitable principles and the discretion of courts in granting equitable remedies.  There are no existing defaults or breaches of the Sellers under any Assumed Contract (or events or conditions which, with notice or lapse of time or both would constitute a default or breach) and, to the Sellers’ Knowledge, there are no such defaults (or events or conditions which, with notice or lapse of time or both, would constitute a default or breach) with respect to any third party to any Assumed Contract.  The Sellers have no Knowledge of any pending or threatened bankruptcy, insolvency or similar proceeding with respect to any party to such agreements. The Sellers are not participating in any discussions or negotiations regarding modification of or amendment to any Assumed Contract or entry in any new material Contract applicable to the Business or the Assets. Schedule 4.11 identifies each Assumed Contract set forth therein that requires the consent of or notice to the other party thereto to avoid any breach, default or violation of such contract, agreement or other instrument in connection with the transactions contemplated hereby, including the assignment of such Assumed Contract to the Purchaser.

Section 4.12.                      Insurance Policies.

(a)           The Sellers maintain insurance with reputable insurers for the Business and Assets against those risks and in such amounts as required by the State of Utah, or any other jurisdiction in which Sellers or any of them may conduct business, as applicable, as set forth on Schedule 4.12, and. to the Knowledge of the Sellers, Green Wire Outsourcing, Inc., a Philippines company (“Green Wire Outsourcing”), maintains insurance with reputable insurers for its business against those risks and in such amounts as required by the Philippines.  All insurance policies and bonds with respect to the Business and Assets are in full force and effect, and the Sellers have not reached or exceeded policy limits for any insurance policies in effect at any time during the past five (5) years. There is no claim by the Sellers pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds or in respect of which such underwriters have reserved their rights. All premiums payable under all such policies and bonds have been timely paid, and the Sellers have otherwise complied fully with the terms and conditions of all such policies and bonds. The Sellers have no Knowledge of any threatened termination of, premium increase with respect to, or material alteration of coverage under, any of such policies or bonds.

Section 4.13.                      Environmental, Health and Safety Matters.

Except as set forth in Schedule 4.13, with respect to the Business, the Real Property and the Assets:

(a) the Sellers possess all Permits and have filed, all notices that are required under Environmental Laws, and the Sellers, to the Sellers’ Knowledge, are in full compliance with all Permits and all applicable limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in those Laws or contained in any Law issued, entered, promulgated or approved thereunder;

(b)           there are no Liabilities arising in connection with or in any way relating to the Assets, the Business or the Real Property of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, arising under or relating to any Environmental Law, and there are no facts, events, conditions, situations or set of circumstances which could reasonably be expected to result in or be the basis for any such Liability;

(c)           no notice, notification, demand, request for information, citation, summons or Order has been received, no complaint has been filed, no penalty has been assessed and no investigation, action, claim, suite, proceeding or review is pending or, to the Knowledge of the Sellers, threatened by any Governmental Entity or other Person with respect to any matters relating to the Sellers and relating to or arising out of any Environmental Law;

(d)           the Sellers are not subject to any Liability incurred or imposed or based upon any provision of any Environmental Law or arising out of any act or omission of any of the Sellers, or the Sellers’ employees, agents or representatives or arising out of the ownership, use, control or operation by the Sellers of any plant, facility, site, area or property (including, without limitation, any plant, facility, site, area or property currently or previously owned or leased by the Sellers) from which any Hazardous Materials were released into the environment (the term “release” meaning any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping or disposing into the environment, and the term “environment” meaning any surface or ground water, drinking water supply, soil, surface or subsurface strata or medium, or the ambient air);

(e)           the Sellers have not imported, manufactured, stored, used, operated, transported, treated or disposed of any Hazardous Materials other than in compliance with all Environmental Laws and no Hazardous Material has been discharged, disposed of, dumped, injected, pumped, deposited, spilled, leaked, emitted or released at, on or under any Real Property or any other property now or previously owned, leased or operated by the Sellers; and

Section 4.14.                      Intellectual Property.

Schedule 4.14 sets forth a true and correct list of all Intellectual Property used in the Business or related to the Assets or Assumed Liabilities and the jurisdictions where each is registered (if any). The Sellers have good and marketable title to or possesses adequate licenses or other valid rights to use such Intellectual Property, free and clear of all Liens, and has paid all maintenance fees, renewals or expenses related to such Intellectual Property.  To the Knowledge of the Sellers, neither the use of such Intellectual Property nor the conduct of the Business in accordance with the Sellers’ past practices misappropriates, infringes upon or conflicts with any Intellectual Property rights of any third party.  No party has filed a claim or, to the Knowledge of the Sellers, threatened to file a claim against the Sellers alleging that the Sellers have violated, infringed on or otherwise improperly used the Intellectual Property rights of such party.

Section 4.15.                      Transactions with Affiliates.

Except as set forth in Schedule 4.15, no officer, member or manager of any Seller, or any Person with whom any such officer, member or manager has any direct or indirect relation by blood, marriage or adoption, or any entity in which any such Person, owns any beneficial interest (other than a publicly held corporation whose stock is traded on a national securities exchange or in the over-the-counter market and less than five percent (5%) of the stock of which is beneficially owned by all such Persons in the aggregate) or any Affiliate of any of the foregoing or any current or former Affiliate of the Sellers have any interest in: (a) any Contract, arrangement or understanding with, or relating to, the Business, the Assets or the Assumed Liabilities; (b) any loan, arrangement, understanding, or Contract for or relating to the Business, the Assets or the Assumed Liabilities; or (c) any property (real, personal or mixed), tangible or intangible, used or currently intended to be used by the Sellers relating to the Business, the Assets or the Assumed Liabilities. Schedule 4.15 also sets forth a complete list of all accounts receivable, notes receivable and other receivables and accounts payable owed to or due from any Affiliate to the Sellers relating to the Business, the Assets or the Assumed Liabilities.

Section 4.16.                      Undisclosed Payments.

Neither the Sellers nor the officers, directors, members or managers of the Sellers, nor, to the Sellers’ Knowledge, anyone acting on behalf of any of them, has made or received payments not correctly categorized and fully disclosed in the Sellers’ books and records in connection with or in any way relating to or affecting the Business, the Assets or the Assumed Liabilities.

Section 4.17.                      Payor Relations.

Schedule 4.17 contains a true and complete list of the name and address of those payors of the Sellers that, on a consolidated basis, constitute ten percent (10%) or more of the Sellers’ gross revenue (including, without limitation, private insurers, hospitals, clinics, agencies, Medicare and Medicaid), together with the amounts paid and the percentage of gross revenue attributable to each such payor during the periods covered by the Financial Statements, and since the Latest Balance Sheet Date no such payor has terminated its relationship with or adversely curtailed its payments to the Sellers or indicated to the Sellers (for any reason) its intention to so terminate its relationship or curtail its payments.

Section 4.18.                      Employee Matters.

(a)           Except as set forth in Schedule 4.18(a), there are no Sellers Employee Benefit Plans.

(b)           The Sellers have provided to the Purchaser a true and complete list of all of the employees and independent contractors of the Business as of the date of this Agreement, specifying the annual salary, hourly wages, or independent contractor fees and position for such employee or independent contractor (the “Employee List”).  The Sellers have not received a claim from any Governmental Entity that the Sellers improperly classified as an independent contractor any person named on the Employee List. The Sellers have not made any written or oral commitment to any employee or independent contractor with respect to compensation, promotion, retention, termination, severance or similar matters in connection with the transactions contemplated by this Agreement.

(c)           Except as set forth on Schedule 4.18(c), (i) none of the Sellers is delinquent in payments to any of its employees for any wages, salaries, commissions, bonuses or other direct compensation for any services performed by them to date or amounts required to be reimbursed to such employees, and (ii) to the Knowledge of the Sellers, each of the Sellers is in compliance in all material respects with all Laws respecting labor, employment and employment practices, terms and conditions of employment and wages and hours.

(d)           The employees of the Business have not been, and currently are not, represented by any labor organization or group whatsoever.  The Sellers have not been and are not a signatory to any collective bargaining agreement, and no union organizing campaign or other attempt to organize or establish a labor union, employee organization or labor organization involving or representing employees of the Sellers has occurred, is in progress or is threatened.

(e)           Except as set forth on Schedule 4.18(e), no workers’ compensation or retaliation claim, complaint, charge or investigation has been filed or is pending against the Sellers which is not currently being handled by the Sellers’ insurance carrier(s), and the Sellers have maintained and currently maintain adequate insurance as required by applicable Law with respect to workers’ compensation claims and unemployment benefits claims.

(f)           To the Knowledge of the Sellers, each of the Sellers is in compliance with all applicable Laws and Orders and all Contracts or collective bargaining agreements governing or concerning labor relations, unions and collective bargaining, conditions of employment, employment discrimination and harassment, wages, hours or occupations safety and health, including, without limitation, ERISA, the Immigration Reform and Control Act of 1986, the National Labor Relations Act, the Civil Rights Acts of 1866 and 1964, the Equal Pay Act, the Age Discrimination in Employment Act, the Americans with Disabilities Act, the Family and Medical Leave Act, the Occupational Safety and Health Act, the Davis Bacon Act, the Walsh-Healey Act, the service Contract Act, Executive Order 11246, the Fair Labor Standards Act and the Rehabilitation Act of 1973 and all applicable regulations under such acts, as well as the counterparts of such acts and laws in any foreign jurisdiction in which Sellers, or any of them, conduct business.

Section 4.19.                      Permits.

Except as set forth on Schedule 4.19, each Seller has all Permits necessary for its operations in the conduct of the Business, such Permits are in full force and effect and no violations are or have been recorded in respect of any thereof, and no Proceeding is pending or to the Knowledge of the Sellers threatened to revoke or limit any thereof.  Each Seller has taken all action reasonably necessary to maintain each Permit.  Schedule 4.19 contains a true, correct and complete list of all such Permits under which each of the Sellers is operating or bound, and the Sellers have furnished or made available to the Purchaser true, correct and complete copies of the Permits set forth on Schedule 4.19. To the Knowledge of the Sellers there is no proposed change in any applicable Law which would require the Sellers to obtain any Permits not set forth on Schedule 4.19 in order to conduct the Business as presently conducted. Except as set forth on Schedule 4.19, none of the Permits set forth on Schedule 4.19 shall be adversely affected as a result of any Seller’s execution and delivery of, or the performance of its obligations under, this Agreement or the consummation of the transactions contemplated hereby.

Section 4.20.                      Brokers, Finders and Investment Bankers.

Except as set forth on Schedule 4.20, none of the Sellers nor any officer, member, manager or employee of the Sellers or any Affiliate of the Sellers has employed any broker, finder or investment banker or incurred any Liability for any investment banking fees, financial advisory fees, brokerage fees or finders’ fees in connection with the transactions contemplated by this Agreement.

Section 4.21.                      Taxes.

(a)           Except as set forth on Schedule 4.21(a), each Seller has timely filed (or caused to be timely filed) or has filed all appropriate extensions for time to file all Tax Returns required to be filed by it for all Pre-Closing Tax Periods that will have been required to be filed on or prior to the Closing Date and all such Tax Returns are true, correct and complete in all material respects.

(b)           Each Seller has timely paid (or caused to be timely paid) all Taxes for all Pre-Closing Tax Periods, whether or not shown (or required to be shown) on any Tax Return, that will have been required to be paid on or prior to the Closing Date, the non-payment of which would result in a Lien on any of the Assets, would otherwise adversely affect the Business or would result in the Purchaser becoming liable or responsible therefor.  Each Seller has complied with all applicable Laws relating to the collection, payment and withholding of Taxes.

(c)           Each Seller has adequate funds for the payment of all Tax Liabilities, assessments, interest and penalties which arise from or with respect to the Assets or the operation of the Business and are incurred in or attributable to the Pre-Closing Tax Period, the non-payment of which would result in a Lien on any of the Assets, would otherwise adversely affect the Business or would result in the Purchaser becoming liable therefor.

(d)           Schedule 4.21(d) sets forth as of the Closing Date those taxable years for which the Sellers’ Tax Returns are currently being audited by any taxing authority and any assessments or threatened assessments in connection with such audit, or otherwise currently outstanding. Except as set forth in Schedule 4.21(d), neither of the Sellers has been notified that any Tax authority has raised any issues in connection with any Tax Return relating to Taxes, and to the Knowledge of the Sellers, no basis exists for any such issues to be raised; there are no pending Tax audits and no waivers of statutes of limitations have been given or requested and no Seller has otherwise agreed to any extension of time with respect to a Tax assessment or deficiency. Except as set forth in Schedule 4.21(d), neither of the Sellers nor any of their respective predecessors is liable for any Taxes: (i) under any agreement (including any Tax sharing agreements), (ii) as a transferee or (iii) under Treasury Regulation Section 1.1502-6(a) or any analogous or similar state, local or foreign Law or regulation.

(e)           Neither of the Sellers nor any predecessor of either Seller is liable for any Taxes of any other Person: (A) under any agreement (including any Tax sharing or similar agreements), (B) as a transferee or successor by Contract, Law or otherwise or (C) as a result of being a member of a combined, consolidated or unitary group, including under Treasury Regulation Section 1.1502-6(a) or any analogous or similar state, local or foreign Law or regulation.

(f)           There are no Liens for Taxes of any Seller or any other Person (other than Taxes not yet due and payable) upon any of the Assets, and as a result of the transactions contemplated hereby, none of the Assets will or could in the hands of the Purchaser subject the Purchaser to any Liability for Taxes of the Sellers or any other Person as a transferee or successor by Contract, Law or otherwise, nor would the nonpayment of any Taxes otherwise adversely affect the Business.

(g)           As of the Closing Date, the Sellers have not agreed or been requested to make any adjustment under IRC Section 481(a), by reason of a change in accounting method or otherwise.

(h)           Neither of the Sellers is a foreign Person within the meaning of §1.1445-2(b) of the U.S. Treasury regulations promulgated under Section 1445 of the Code.

Section 4.22.                      Ethical Practices.

To the Knowledge of the Sellers, neither the Sellers, nor any representative of either of the Sellers, nor any other Person on their behalf has offered or given on their behalf, anything of material value to: (i) any official of a Governmental Entity, any political party or official thereof, or any candidate for political office; (ii) any customer or member of the government; or (iii) any other Person, in any such case while knowing or having reason to know that all or a portion of such money or thing of value may be offered, given or promised, directly or indirectly, to any customer, member of the government or candidate for political office for the purpose of the following: (x) influencing any action or decision of such Person, in such Person’s official capacity, including a decision to fail to perform such Person’s official function; (y) inducing such Person to use such Person’s influence with any government or instrumentality thereof to affect or influence any act or decision of such government or instrumentality to assist the Sellers in obtaining or retaining business for, or with, or directing business to, any Person; or (z) where such payment would constitute a bribe, kickback or illegal or improper payment to assist the Sellers in obtaining or retaining business for, or with, or directing business to, any Person.

Section 4.23.                      Solvency, Etc.

No Seller is involved in any proceeding by or against it as a debtor before any Governmental Entity under Title 11 of the United States Bankruptcy Code or any other insolvency or debtors’ relief act, whether state, federal or foreign, or for the appointment of a trustee, receiver, liquidator, assignee, sequestrator or other similar official for any part of such Seller’s property.

Section 4.24.                      ActiveCare Shares.

(a)           Entirely for Own Account. The Sellers are acquiring the ActiveCare Shares for investment and have not previously solicited the transfer, resale or disposal of the ActiveCare Shares and presently do not have a view to, or the purpose of, engaging in a distribution thereof or of any interest therein in any transaction that would be in violation of the securities Laws of the United States or any state thereof.

(b)           Restricted Securities. The Sellers understand that the ActiveCare Shares have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), and will be “restricted securities” within the meaning of the regulations under the Securities Act, and by reason of the foregoing the ActiveCare Shares may not be resold in the absence of an effective registration statement under, or applicable exemption from, the Securities Act. Notwithstanding the foregoing, any of the Sellers holding the ActiveCare Shares may transfer or distribute the ActiveCare Shares to any other Seller or Affiliate of such Seller in accordance with applicable Law, including applicable securities laws.

(c)           Transferability. The Sellers understand that there are substantial restrictions on the transferability of the ActiveCare Shares.  Accordingly, except as provided in Section 6.11, the Sellers may have to hold the ActiveCare Shares indefinitely and it may not be possible for the Sellers to liquidate their investment in the ActiveCare Shares.

(d)           Disclosure. Sellers have had an opportunity to review the Exchange Act Documents of ActiveCare, as defined in Section 5.8, and to ask questions and receive answers concerning ActiveCare and the Purchaser and to obtain such additional information as they have requested.  The Sellers are knowledgeable, sophisticated and experienced in business and financial matters and with respect to securities similar to the ActiveCare Shares, and are capable of evaluating the merits and risks of acquiring the ActiveCare Shares.  Each of the Sellers is able to bear the economic risk of its investment in the ActiveCare Shares and is able to afford the complete loss of such investment.  Each of the Sellers has relied solely on the representations and warranties contained herein and its own knowledge about the Sellers and ActiveCare and its subsidiaries in making its decision to acquire the ActiveCare Shares.  If the box relating to “Accredited Investor” status on the Investor Questionnaire, the form of which is set forth on Exhibit E (the “Investor Questionnaire”) has been checked by a Seller, such Seller is an “Accredited Investor” within the meaning of Rule 501(a) of Regulation D under the Securities Act.

(e)           Legends. The Sellers understand that the certificates representing the ActiveCare Shares shall bear a legend substantially as follows:

“THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF UNLESS REGISTERED UNDER SAID ACT OR UNLESS AN EXEMPTION FROM SUCH REGISTRATION IS AVAILABLE.”

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF PURCHASER

The Purchaser and ActiveCare hereby jointly and severally represent and warrant to the Sellers as follows:

Section 5.1.                      Organization.

The Purchaser is a corporation duly organized, validly existing and in good standing under the Laws of its jurisdiction of incorporation and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. ActiveCare is a corporation duly organized, validly existing and in good standing under the Laws of its jurisdiction of incorporation and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted.  The Purchaser is a wholly owned subsidiary of ActiveCare.

Section 5.2.                      Authorization.

The Purchaser and ActiveCare have full corporate power and authority to execute and deliver this Agreement and any other certificate, agreement, document or other instrument to be executed and delivered by them in connection with the transactions contemplated by this Agreement (collectively, the “Purchaser Ancillary Documents”), to perform their obligations under this Agreement and the Purchaser Ancillary Documents and to consummate the transactions contemplated by this Agreement and the Purchaser Ancillary Documents.  The execution and delivery of this Agreement and the Purchaser Ancillary Documents by the Purchaser and ActiveCare, the performance by the Purchaser and ActiveCare of their obligations under this Agreement and the Purchaser Ancillary Documents, and the consummation of the transactions provided for in this Agreement and the Purchaser Ancillary Documents have been duly and validly authorized by all necessary corporate action on the part of the Purchaser and ActiveCare.  This Agreement has been and, as of the Closing Date, the Purchaser Ancillary Documents will be, duly executed and delivered by the Purchaser and ActiveCare and do or will, as the case may be, constitute the valid and binding agreements of the Purchaser and ActiveCare, as applicable, enforceable against the Purchaser and ActiveCare, as applicable, in accordance with their respective terms, subject to applicable bankruptcy, insolvency and other similar Laws affecting the enforceability of creditors’ rights generally, general equitable principles and the discretion of courts in granting equitable remedies.

Section 5.3.                      Absence of Restrictions and Conflicts.

The execution, delivery and performance of this Agreement and the Purchaser Ancillary Documents, the consummation of the transactions contemplated by this Agreement and the Purchaser Ancillary Documents and the fulfillment of and compliance with the terms and conditions of this Agreement and the Purchaser Ancillary Documents do not or will not, as the case may be, with the passing of time or the giving of notice or both, violate or conflict with, constitute a breach of or default under, result in the loss of any benefit under, or permit the acceleration of any obligation under, or otherwise require any action, approval, order, authorization, registration, declaration or filing with respect to (a) any term or provision of the charter documents of the Purchaser or ActiveCare, (b) any Contract to which the Purchaser or ActiveCare is a party, (c) any judgment, decree or order of any Governmental Entity to which either the Purchaser or ActiveCare is a party or by which the Purchaser or ActiveCare or any of their properties are bound or (d) any Permit or Law of any Governmental Entity or public or regulatory unit, agency or authority applicable to the Purchaser or ActiveCare, that in any case would be reasonably likely to prevent or materially delay the performance by the purchase of any of its obligations under this Agreement or the consummation of any of the transactions contemplated hereby.

Section 5.4.                      Brokers, Finders and Investment Bankers.

Neither the Purchaser, nor any officers, directors or employees of the Purchaser nor any Affiliate of the Purchaser, has employed any broker, finder or investment banker or incurred any Liability for any investment banking fees, financial advisory fees, brokerage fees or finders’ fees in connection with the transactions contemplated by this Agreement.

Section 5.5.                      Investigations.

To the Knowledge of ActiveCare and Purchaser, neither the Purchaser nor any Affiliate of Purchaser is the subject of any investigation by the Securities and Exchange Commission or by any Governmental Entity and no basis exists for any such investigation that would be material to the Purchaser or such Affiliate’s finances, operations, or prospects.

Section 5.6.                      Offering Exemption.

Assuming the accuracy of the representations and warranties of the Sellers in Section 4.24, the ActiveCare Shares to be issued by ActiveCare as set forth in this Agreement will be issued pursuant to valid exemptions from registration under the Securities Act and all applicable state securities or “blue sky” laws.

Section 5.7.                      ActiveCare Shares.

As of the date of issuance, the ActiveCare Shares will have been duly authorized and will be validly issued, fully paid and non-assessable.  The authorized capital stock of ActiveCare consists of 50,000,000 shares of Common Stock and 10,000,000 shares of Preferred Stock.  As of September 30, 2012, (i) approximately 46,369,771 shares of ActiveCare Common Stock were issued and outstanding, (ii) 480,000 shares of non-voting Series C Preferred Stock were issued and outstanding, (iii) approximately 491,503 shares of Series D Preferred Stock were issued and outstanding, (iv) options to purchase approximately 13,865,871 shares of ActiveCare Common Stock were issued and outstanding pursuant to ActiveCare’s stock option plans and (v) 0 shares of ActiveCare Common Stock were reserved for future issuance pursuant to ActiveCare’s stock option plans.  ActiveCare will have as of the Closing Date a sufficient number of authorized shares available to issue the ActiveCare Shares.  The ActiveCare Shares when issued will be free of restrictions on transfer other than the restrictions on transfer under this Agreement and under applicable state and federal securities laws.  Except as set forth in this Section 5.7, there are no options, warrants or other rights outstanding to purchase any of ActiveCare’s authorized but unissued capital stock.  [Note information required from ActiveCare.]

Section 5.8.                      Reporting Status.

Since October 1, 2009, ActiveCare has filed or furnished with the Securities and Exchange Commission (the “SEC”) all of the documents (each, an “Exchange Act Document”) that ActiveCare was required to file or furnish under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).  As of the date of filing thereof, each Exchange Act Document (a) complied in all material respects with the requirements of the Exchange Act and the rules and regulations of the SEC promulgated thereunder applicable to such Exchange Act Document and (b) to the Knowledge of ActiveCare, did not at the time they were filed contain any untrue statement of a material fact or omit to state a material fact required to be stated in such Exchange Act Document or necessary in order to make the statements in such Exchange Act Documents, in light of the circumstances under which they were made, not misleading.

Section 5.9.                      Litigation.

There is no action, suit, proceeding, claim, arbitration or investigation that has not been disclosed in the Exchange Act Documents or that, since the date of the latest Exchange Act Document, would give rise to a requirement that ActiveCare file a Current Report on Form 8-K or otherwise would be required to be disclosed under Item 103 for Regulation S-K in any future filing by ActiveCare with the SEC.

ARTICLE VI
CERTAIN COVENANTS AND AGREEMENTS

Section 6.1.                      Consents; Liens.

(a)           To the extent that third party consents relating to (i) Assumed Contracts and (ii) all other Assets (subject to regulatory and other third party procedures) have not been obtained by the Sellers as of the Closing, the Sellers shall, during the remaining term of such Assumed Contracts and other Assets (the “Non-Assignable Contracts”), use each of their respective commercially reasonable efforts to (a) obtain the consent of the applicable third party, (b) make the benefit of such Non-Assignable Contracts and other Assets available to the Purchaser and (c) enforce at the request of the Purchaser and at the expense and for the account of the Purchaser, any rights of the Sellers arising from such Non-Assignable Contracts and other Assets against the other party or parties thereto (including the right to elect or terminate any such Non-Assignable Contracts in accordance with the terms thereof).  The Sellers will not take any action or suffer any omission which would limit or restrict or terminate in any material respect the benefits to the Purchaser of such Non-Assignable Contracts or other Assets unless, in good faith and after consultation with and prior written notice to the Purchaser, the Sellers are ordered orally or in writing to do so by a Governmental Entity of competent jurisdiction or the Sellers are otherwise required to do so by Law; provided that if any such order is appealable, the Sellers will, at the Sellers’ cost and expense, take such actions as are reasonably requested by the Purchaser to file and pursue such appeal and to obtain a stay of such order.  With respect to any such Non-Assignable Contract or other Assets as to which the necessary approval or consent for the assignment or transfer to the Purchaser is obtained following the Closing, the Sellers shall transfer such Non-Assignable Contract to the Purchaser by execution and delivery of an instrument of conveyance reasonably satisfactory to the Purchaser within three (3) Business Days following receipt of such approval or consent. The Purchaser shall cooperate promptly and fully with all reasonable requests from any third party, and all reasonable requests from the Sellers, in each case, relating to an approval or consent to assignment of one or more Assumed Contracts.  Notwithstanding anything in this Section 6.1(a) to the contrary, the Purchaser shall be responsible for the expense of transferring, assigning, or reissuing Permits (including provider numbers).  For the avoidance of doubt, the provisions of this Section 6.1(a) shall apply to any Real Property Leases that qualify as Non-Assignable Contracts.

(b)           To the extent that, as of the Closing, (i) any Liens other than Permitted Liens relating to the Assets, the Business or the Sellers have not been released or (ii) any evidence of the release of any Liens other than Permitted Liens relating to the Assets, the Business or the Sellers has not been obtained or delivered to the Purchaser, the Sellers shall use each of their respective best efforts to have such Liens released and/or such evidence obtained and delivered to the Purchaser as soon as possible, at the Sellers’ expense.

Section 6.2.                      Public Announcements.  Subject to their respective legal obligations, the Purchaser and the Sellers shall consult with one another regarding the timing and content of all announcements regarding any aspect of this Agreement or the transactions contemplated hereby to the financial community, Governmental Entities, employees, customers or the general public and shall use reasonable efforts to agree upon the text of any such announcement prior to its release. Notwithstanding the foregoing, none of the Sellers shall publicly announce the existence of the Agreement, the terms of the Agreement or the transactions contemplated hereby until the Purchaser or ActiveCare files with the SEC a Current Report on Form 8-K regarding this Agreement. The Purchaser or its Affiliate shall give the Sellers prompt written notice of the filing of such Form 8-K. In addition, the Purchaser shall be responsible for the timing and content of communications to customers of the Sellers and acknowledges that it has already made some such communications in the course of its due diligence and/or in preparation for the closing of the transactions contemplated hereby.

Section 6.3.                      Insurance.  If requested by the Purchaser, the Sellers shall in good faith cooperate with the Purchaser and take all actions reasonably requested by the Purchaser, at Purchaser’s sole expense and no additional risk to the Sellers, for deductible, stop loss or similar provisions that are necessary or desirable to permit the Purchaser to have available to it following the Closing the benefits (whether direct or indirect) of the insurance policies maintained by or on behalf of the Sellers with respect to the Business, the Assets or the Assumed Liabilities that are currently in force.

Section 6.4.                      Non-Competition.

(a)           Until three (3) years after the Closing Date (the “Three Year Non-Compete Period”), neither the Sellers nor their Affiliates Rob Gallup and Shawn Ross (together with the Sellers, collectively the “Restricted Sellers”) shall, and neither the Sellers nor the Restricted Sellers shall permit their respective Affiliates to, directly or indirectly, own, manage, control, participate in, consult with, render services for, or in any manner engage in or represent any business within any Restricted Territory that is competitive with the business of the Purchaser and its Affiliates, including in particular, the Business conducted by Sellers and purchased from Sellers hereunder (the “Restricted Business”) or any product of the Restricted Business. As used in this Agreement, “Restricted Territory” means any portion of the United States.

(b)           Nothing herein shall prohibit the Sellers from being a passive owner of not more than one percent (1.0%) of the outstanding stock of any class of a corporation which is publicly traded, so long as the Sellers have no active participation in the business of such corporation.

(c)           The Restricted Sellers understand that the foregoing restrictions may limit the their ability to earn a livelihood in a business similar to the Business, but nevertheless believe that each Restricted Seller has received and will receive sufficient consideration and other benefits as provided hereunder to clearly justify such restrictions which, in any event (given each Restricted Seller’s education, skills and ability), the Restricted Sellers do not believe would prevent them from otherwise earning a living.  Each Restricted Seller has carefully considered the nature and extent of the restrictions placed upon him, her or it by this Agreement, and hereby acknowledges and agrees that the same are reasonable in time, scope and territory, do not confer a benefit upon the Purchaser or any of its Affiliates disproportionate to the detriment of the Restricted Sellers, are reasonable and necessary for the protection of the Purchaser and its Affiliates and are an essential inducement to the Purchaser to consummate the transactions contemplated by this Agreement.

(d)           If, at the time of enforcement of this Section 6.4, a court or arbitrator holds that the restrictions stated herein are unreasonable under the circumstances then existing, the Parties agree that the maximum period, scope or geographical area reasonable under such circumstances shall be substituted for the stated period, scope or area determined to be reasonable under the circumstances by such court or arbitrator, as applicable.

(e)           The Sellers and each Restricted Seller covenants and agrees that the Sellers and such Restricted Seller will not seek to challenge the enforceability of the covenants contained in this Section 6.4 against the Purchaser or ActiveCare, nor will any of them assert as a defense to any action seeking enforcement of the provisions contained in this Section 6.4 (including an action seeking injunctive relief) that such provisions are not enforceable due to lack of sufficient consideration received by the Restricted Sellers.  The Parties hereto agree and acknowledge that money damages would be an inadequate remedy for any breach of this Section 6.4.  Therefore, in the event of a breach or threatened breach by the Restricted Sellers of this Section 6.4, the Purchaser or its successors or assigns may, in addition to other rights and remedies existing in their favor, apply to any court of competent jurisdiction for specific performance and/or injunctive or other relief in order to enforce, or prevent any violations of, the provisions of this Section 6.4 (without posting a bond or other security).

Section 6.5.                      No Intent to Induce Referrals.  Each of the Purchaser and the Sellers acknowledges and agrees that no portion of the Purchase Price payable by the Purchaser to the Sellers pursuant to this Agreement is intended to represent a payment for any referral of future business to the Purchaser, or to any of the Purchaser’s officers, directors, employees, or Affiliates, that is prohibited by 42 U.S.C. §1320a-7b, commonly referred to as the “Anti-Kickback Statute.”

Section 6.6.                      Cooperation.

(a)           The Purchaser and the Sellers shall reasonably cooperate with each other in connection with the preparation or audit of any Tax Return(s) and any Tax claim or litigation in respect of the Business and the Assets, which cooperation shall include, but not be limited to, making reasonably available documents and employees at the expense of the requesting party for the documented out-of-pocket costs of the providing party, if any, capable of providing information or testimony.

(b)           The Purchaser and the Sellers shall reasonably cooperate with each other in making available, at the expense of the requesting party for the documented out-of-pocket costs of the providing party and subject to reasonable security and confidentiality requirements, documents and employees of the Purchaser, if any, capable of providing information or testimony regarding any matter related to the Sellers for which the Sellers or either of them retains or may retain a duty or obligation following the Closing, including those duties or obligations arising under Section 6.12 herein.

Section 6.7.                      Transfer Taxes.  All excise, sales, use, value added, registration stamp, recording, documentary, conveyancing, franchise, property, transfer, gains and similar Taxes (collectively, “Transfer Taxes”) incurred in connection with the transactions contemplated by this Agreement shall be borne by the Sellers.  The Purchaser and the Sellers shall cooperate in providing each other with any appropriate resale exemption certifications and other similar documentation.  The Party that is required by applicable law to make the filings, reports, or returns with respect to any applicable Transfer Taxes shall do so, and the other Party shall cooperate with respect thereto as necessary.

Section 6.8.                      Employees.

(a)           Commencing on the Closing Date, the Sellers shall terminate all employees of the Business who are actively at work on the Closing Date, and, at the Purchaser’s sole discretion, the Purchaser may offer employment, on an “at will” basis, to any such employees.

(b)           The Sellers shall be solely responsible and the Purchaser shall have no obligations whatsoever for any compensation or other amounts payable to any employee (or former employee) of the Sellers, including, without limitation, bonus, salary (including, without limitation, salary related to overtime and work-related travel), fringe, pension or profit sharing benefits, or severance pay payable to any employee (or former employee) of the Sellers for any period relating to the service with the Sellers at any time prior to the Effective Time (except accrued vacation and sick days as set forth on Schedule 2.4(b)) and the Sellers shall pay all such amounts to all entitled employees on or prior to the Effective Time or otherwise in accordance with its routine payroll procedures.

(c)           The Sellers shall remain solely responsible for the satisfaction of all claims for medical, dental, life insurance, health accident or disability benefits brought by or in respect of employees (or former employees), agents or “leased” employees of the Sellers which claims relate to events occurring prior to the Effective Time.  The Sellers also shall remain solely responsible for all worker’s compensation claims of any employees (or former employees), agents or “leased” employees of the Sellers which relate to events occurring prior to the Effective Time.  The Sellers shall pay, or cause to be paid, all such amounts to the appropriate Persons as and when due.

Section 6.9.                      Cooperation with Financial Statements.  The Sellers will cooperate with the Purchaser and provide reasonable assistance to the Purchaser (including causing its personnel to be available for interviews during normal working hours and subject to the Sellers’ reasonable security and confidentiality requirements) in connection with the preparation by the Purchaser or its Affiliates or accountants and other representatives of any historical or pro forma financial statements.

Section 6.10.                      Philippines Bonus Reimbursement.  The Seller’s shall reimburse the Purchaser an amount equal to (x) two-thirds of the actual aggregate amount Green Wire Outsourcing pays to its employees in the Philippines as a bonus for calendar year 2012, which amount shall be determined substantially in accordance with past practices, (the “Philippines Bonus Amount”), less (y) $12,593.02, less (z) the Estimated Philippines Bonus Reimbursement Amount (the “Final Philippines Bonus Reimbursement Amount”).  When the Philippines Bonus Reimbursement Amount has been paid in full to the applicable employees, the Purchaser shall notify the Sellers’ in writing of its calculation of the Final Philippines Bonus Reimbursement Amount.  If the Final Philippines Bonus Amount is a positive amount, then the Purchaser may offset such amount from the amount of its then next payment due to the Sellers under the Purchaser’s Promissory Notes with such offset amount being allocated among the Sellers ratably in accordance with the allocation of the Purchase Price among the Sellers set forth on Schedule 3.3.  If the Final Philippines Bonus Reimbursement Amount is a negative amount, then the Purchaser shall pay such amount to the Sellers with the next payment due to the Sellers under the Purchaser’s Promissory Notes with such offset amount being allocated among the Sellers ratably in accordance with the allocation of the Purchase Price among the Sellers set forth on Schedule 3.3.  The parties agree that the Final Philippines Bonus Reimbursement Amount shall in no event exceed $5,000 either in the positive or the negative.

Section 6.11.                      Restrictions on ActiveCare Shares.  Except as otherwise provided in Section 4.24(b) the Sellers shall not, without the prior written consent of the Purchaser (which consent shall not be withheld unreasonably), directly or indirectly, sell, offer, contract or grant any option to sell (including, without limitation, any short sale), pledge, transfer, establish an open “put equivalent position” within the meaning of Rule 16a-1(h) under the Exchange Act, or otherwise dispose of (each, a “Transfer”) any ActiveCare Shares, options or warrants to acquire ActiveCare Shares, or securities exchangeable or exercisable for or convertible into ActiveCare Shares currently or hereafter owned either of record or beneficially (as defined in Rule 13d-3 under the Exchange Act) by the Sellers (or such spouse or family member), or publicly announce an intention to do any of the foregoing, for a period commencing on the date hereof and continuing through the close of trading six months after the first day of the first full month following the Closing Date.  Thereafter, each Seller shall be permitted to Transfer up to one-third (1/3) of the sum of (i) the number of ActiveCare Shares originally issued to such Seller pursuant to this Agreement plus (ii) the number of ActiveCare Shares transferred to such Seller by any other Seller pursuant to Section 4.24(b), in each successive three month period, without the prior written consent of the Purchaser.  If a Seller elects to not Transfer all or a portion of the ActiveCare Shares he or she is permitted to so Transfer in any three month period, such Seller may Transfer, upon five (5) Business Days written notice to the Purchaser, all or a portion of such un-Transferred ActiveCare Shares in any subsequent three month period, in addition to the ActiveCare Shares that could otherwise be Transferred by the Seller in such subsequent three month period.  At the end of the third (3rd) three-month period, no restrictions on the Transfer of the ActiveCare Shares other than those imposed by Rule 144 of the Securities Act or other applicable securities laws shall exist, and no notice to Purchaser of a Seller’s intent to Transfer the ActiveCare Shares shall be required.

Section 6.12.                      [Reserved.]

Section 6.13.                      Retained Employees.  Within twenty (20) days following Closing, the Purchaser shall deliver to Andrew Ball and David Lee (each a “Retained Employee”) offers of employment on terms reasonably acceptable to the Retained Employees and the Purchaser.

ARTICLE VII
DELIVERIES AT CLOSING

Section 7.1.                      Deliveries by the Sellers.

At the Closing, the Sellers, as applicable, shall deliver the following items to Purchaser, each in form and substance satisfactory to Purchaser, in its sole discretion:

(a)           Consents. All written consents (or waivers with respect to thereto) as described on Schedule 4.11 (all such consents and waivers shall be in full force and effect);

(b)           Sellers’ Debt; Release of Liens. Evidence of satisfaction of all obligations for Sellers’ Debt (including any interest, prepayment premiums or penalties and other fees and charges), including (i) true, correct and complete payoff letters, which shall state that, if payment of the amounts set forth in the payoff letters is paid to the parties entitled to such amounts on the Closing Date, such parties will release any and all Liens that they or their Affiliates may have with respect to the Sellers or any of their respective assets and will take all actions necessary to effectuate such release (including executing and delivering to the Purchaser all reasonably necessary documentation in form suitable for filing with all appropriate Governmental Entities) and (ii) satisfactory evidence that all Liens affecting the Assets have been released;

(c)           [Reserved.]

(d)           Ancillary Documents.

(i)           executed deeds, bills of sale, instruments of assignment, certificates of title and other conveyance documents, dated the Closing Date, transferring to the Purchaser all of the Sellers’ right, title and interest in and to the Assets, together with possession of the Assets, including the Bill of Sale (the “Bill of Sale”) substantially in the form of Exhibit F attached hereto;

(ii)           documents evidencing the assignment of the Assumed Contracts and the assignment of any Permits, including the Assignment and Assumption Agreement (the “Assignment and Assumption Agreement”) substantially in the form of Exhibit G attached hereto;

(iii)           a copy of resolutions of the managers and or the members of the Sellers, as applicable, authorizing the execution, delivery and performance of this Agreement by the Sellers and a certificate executed by the managers of the Sellers, dated the Closing Date, certifying that such resolutions were duly adopted and are in full force and effect;

(iv)           copies of all filings and/or notices, if any, made by the Sellers with Governmental Entities in connection with the consummation of the transactions contemplated by this Agreement and the Sellers’ Ancillary Documents;

(v)           a certificate of the Secretary of State (or other applicable office) of the state in which each of the Sellers is organized and qualified to do business, dated as of a date not more than thirty (30) Business Days prior to the Closing Date, certifying as to the existence of the Sellers;

(vi)           a list of all customers on service with the Sellers as of the Closing Date (the “Customer List”);

(vii)           duly executed and delivered Investor Questionnaires from each Seller;

(viii)           a duly executed Security Agreement; and

(ix)           all other documents required to be entered into by the Sellers pursuant to this Agreement or reasonably requested by the Purchaser to convey the Assets to the Purchaser or to otherwise consummate the transactions contemplated by this Agreement.

Section 7.2.                      Deliveries by the Purchaser to the Sellers.

At the Closing, the Purchaser shall deliver the following items to the Sellers:

(a)           documents evidencing the assumption of the Assumed Contracts, the acceptance of Permits and the assumption of the Assumed Liabilities, including the Assignment and Assumption Agreement;

(b)           a copy of the resolutions of the board of directors of the Purchaser and ActiveCare authorizing the execution, delivery and performance of this Agreement by the Purchaser and ActiveCare and a certificate of its secretary or assistant secretary, dated as of the Closing Date, that such resolutions were duly adopted and are in full force and effect;

(c)           [Reserved.]

(d)           all other documents required to be entered into or delivered by the Purchaser at or prior to the Closing pursuant to this Agreement or the Purchaser Ancillary Documents;

(e)           the Purchaser’s Promissory Notes, duly executed by Purchaser;

(f)           the Security Agreement, duly executed by the Purchaser; and

(g)           the Guaranty, duly executed by ActiveCare.

No later than four (4) Business Days following the Closing Date, the Purchaser shall deliver stock certificates representing the ActiveCare Shares.

ARTICLE VIII
CLOSING

The closing of the transactions contemplated by this Agreement (the “Closing”), unless another date is agreed to by the Parties, shall take place at the offices of Durham Jones & Pinegar, PC, 111 East Broadway, Suite 900, Salt Lake City, Utah 84111 on November __, 2012 (the “Closing Date”) or at such other place as the Parties may agree, and will be effective as of the Effective Time.

ARTICLE IX
INDEMNIFICATION

Section 9.1.                      Indemnification Obligations of the Sellers.

Subject to the limitations set forth in Sections 9.3 and 9.5, and the provisions of Section 9.6, the Sellers will, jointly and severally, indemnify, defend and hold harmless the Purchaser and its Affiliates, each of their respective officers, directors, employees, agents and representatives and each of the heirs, executors, successors and assigns of any of the foregoing (collectively, the “Purchaser Indemnified Parties”) from, against and in respect of any and all claims, Liabilities, losses (whether or not involving a third party claim), costs, expenses, penalties, fines and judgments (at equity or at law) and damages whenever arising or incurred (including, without limitation, amounts paid in settlement, costs of investigation and reasonable attorneys’ fees and expenses) arising out of, relating to or in connection with:

(a)           any Liability of the Sellers arising out of the ownership or operation of the Assets prior to the Effective Time, except the Assumed Liabilities;

(b)           any breach or inaccuracy of any representation or warranty made by the Sellers in this Agreement or in the Sellers’ Ancillary Documents;

(c)           any breach of any covenant, agreement or undertaking made by the Sellers in this Agreement or in the Sellers’ Ancillary Documents;

(d)           any fraud or willful misconduct of the Sellers in connection with this Agreement or the Sellers’ Ancillary Documents; and

(e)           any fees, expenses or other payments incurred or owed by the Sellers to any brokers, financial advisors or comparable other Persons retained or employed by the Sellers in connection with the transactions contemplated by this Agreement, and the Sellers’ Ancillary Documents.

The claims, Liabilities, losses (including, without limitation, diminution in value of the Assets), costs, expenses (including reasonable attorneys’ and accountants’ and other professionals’ fees and litigation expenses), penalties, fines and damages as to which the Purchaser Indemnified Parties are entitled to indemnification are hereinafter collectively referred to as the “Purchaser Losses.”

Section 9.2.                      Indemnification Obligations of the Purchaser.

Subject to the limitations set forth in Sections 9.3 and 9.5, the Purchaser and ActiveCare will, jointly and severally, indemnify, defend and hold harmless the Sellers and their respective managers, officers, members, employees, agents and representatives (collectively, the “Sellers’ Indemnified Parties”) from, against and in respect of any and all claims, Liabilities, costs, losses (whether or not involving a third party claim), expenses, penalties, fines and judgments (at equity or at law) and damages whenever arising or incurred (including, without limitation, amounts paid in settlement, costs of investigation and reasonable attorneys’ fees and expenses) arising out of or incurred (including without limitation, amounts paid in settlement costs of investigation and reasonable attorneys’ fees and expenses) arising out of, relating to or in connection with:

(a)           the Purchaser’s failure to perform, discharge or satisfy the Assumed Liabilities as such Assumed Liabilities come due;

(b)           any breach or inaccuracy of any representation or warranty made by the Purchaser or ActiveCare in this Agreement or in any of the Purchaser Ancillary Documents;

(c)           any breach of any covenant, agreement or undertaking made by the Purchaser in this Agreement or in any of the Purchaser Ancillary Documents; or

(d)           any fraud or willful misconduct of the Purchaser in connection with this Agreement or the Purchaser Ancillary Documents.

The claims, Liabilities, costs, expenses (including reasonable attorneys’ fees and accountants and other professional fees and litigation expenses), penalties, fines and damages of the Sellers’ Indemnified Parties described in this Section 9.2 as to which the Sellers’ Indemnified Parties are entitled to indemnification are hereinafter collectively referred to as “Sellers’ Losses.”

Section 9.3.                      Limitations on Indemnification.

(a)           Indemnity Baskets for the Sellers. Subject to Section 9.3(c), the Purchaser Indemnified Parties shall not have the right to be indemnified pursuant to Section 9.1(c) for breaches of representations and warranties unless and until the Purchaser Indemnified Parties shall have incurred on a cumulative basis aggregate Losses in an amount exceeding $25,000 (the “Indemnity Threshold”), in which event the right to be indemnified shall apply to all such Losses, including the amount of the Indemnity Threshold.

(b)           Exceptions to the Indemnity Limitations for the Sellers.

(i) The amount of any Loss for which the Purchaser Indemnified Parties shall be entitled to recover under Section 9.1 shall be net of any insurance proceeds actually received by the Purchaser Indemnified Parties (net of enforcement costs, deductibles, premium increases and other similar items) in respect of such Losses.

(ii)           The amount of Losses for which the Purchaser Indemnified Parties shall be entitled to recover under Section 9.1 shall not exceed $500,000 except any indemnification obligation pursuant to Section 9.1(d) shall not be subject to such limitation.

(c)           Indemnity Limitations for the Purchaser. The Sellers’ Indemnified Parties shall not have the right to be indemnified pursuant to Section 9.2(c) for breaches of representations and warranties unless and until the Seller Indemnified Parties shall have incurred on a cumulative basis aggregate Losses in an amount exceeding the Indemnity Threshold, in which event the right to be indemnified shall apply to all such Losses, including the amount of the Indemnity Threshold.

Section 9.4.                      Indemnification Procedure.

(a) Promptly after receipt by a Purchaser Indemnified Party or a Sellers’ Indemnified Party (hereinafter collectively referred to as an “Indemnified Party”) of notice by a third party (including any Governmental Entity) of any complaint or the commencement of any audit, investigation, action or proceeding with respect to which such Indemnified Party may be entitled to receive payment from the other Party for any Purchaser Losses or Sellers’ Losses, as the case may be, such Indemnified Party will notify the Purchaser or the Sellers, as the case may be (the “Indemnifying Party”); provided, however, that the failure to so notify the Indemnifying Party will relieve the Indemnifying Party from Liability under this Agreement with respect to such claim only if, and only to the extent that, such failure to notify the Indemnifying Party results in the forfeiture by the Indemnifying Party of rights and defenses otherwise available to the Indemnifying Party with respect to such claim.  Such notice shall contain a copy of such complaint or other notice of commencement. The Indemnifying Party will have the right, upon written notice delivered to the Indemnified Party within ten (10) days thereafter of assuming full responsibility for any Purchaser Losses or Sellers’ Losses, as the case may be, resulting from such audit, investigation, action or proceeding, to assume the defense of such audit, investigation, action or proceeding, including the employment of counsel reasonably satisfactory to the Indemnified Party and the payment of the fees and disbursements of such counsel.  If, however, the Indemnifying Party declines or fails to assume the defense of the audit, investigation, action or proceeding on the terms provided above or to employ counsel reasonably satisfactory to the Indemnified Party, in either case within such ten (10) day period, then such Indemnified Party may employ counsel to represent or defend it in any such audit, investigation, action or proceeding and the Indemnifying Party will pay the reasonable and documented fees and disbursements of such counsel as incurred; provided, however, that the Indemnifying Party will not be required to pay the fees and disbursements of more than one (1) counsel for all Indemnified Parties in any jurisdiction in any single audit, investigation, action or proceeding. In any audit, investigation, action or proceeding with respect to which indemnification is being sought hereunder, the Indemnified Party or the Indemnifying Party, whichever is not assuming the defense of such action, will have the right to participate in such matter and to retain its own counsel at such Party’s own expense.  The Indemnifying Party or the Indemnified Party, as the case may be, will at all times use reasonable efforts to keep the Indemnifying Party or the Indemnified Party, as the case may be, reasonably apprised of the status of the defense of any matter the defense of which they are maintaining and to cooperate in good faith with each other with respect to the defense of any such matter.

(b)           No Indemnified Party may settle or compromise any claim or consent to the entry of any judgment with respect to which indemnification is being sought hereunder without the prior written consent of the Indemnifying Party, unless (i) the Indemnifying Party fails to assume and maintain the defense of such claim pursuant to Section 9.4(a) or (ii) such settlement, compromise or consent includes an unconditional release of the Indemnifying Party from all Liability arising out of such claim. An Indemnifying Party may not, without the prior written consent of the Indemnified Party, settle or compromise any claim or consent to the entry of any judgment with respect to which indemnification is being sought hereunder unless (i) such settlement, compromise or consent includes an unconditional release of the Indemnified Party from all Liability arising out of such claim, (ii) does not contain any admission or statement suggesting any wrongdoing or liability on behalf of the Indemnified Party and (iii) does not contain any equitable order, judgment or term which in any manner affects, restrains or interferes with the business of the Indemnified Party or any of the Indemnified Party’s Affiliates.

(c)           In the event any Indemnified Party should have a claim for indemnity against any Indemnifying Party that does not involve a third party claim, the Indemnified Party shall deliver notice of such claim with reasonable promptness to the Indemnifying Party.  Such notice shall specify the basis for such claim.  The failure by any Indemnified party so to notify the Indemnifying Party shall not relieve the Indemnifying Party from any Liability that it may have to such Indemnified Party with respect to any claim made pursuant to this Section 9.4(c), it being understood that notices for claims in respect of a breach of a representation or warranty must be delivered prior to the expiration of the survival period for such representation or warranty under Section 9.5.  If the Indemnifying Party does not notify the Indemnified Party within thirty (30) calendar days following its receipt of such notice that the Indemnifying Party disputes its liability to the Indemnified Party under this Article IX, or the amount thereof, the claim specified by the Indemnified Party in such notice shall be conclusively deemed a liability of the Indemnifying Party under this Article IX, and the Indemnifying Party shall pay the amount of such Liability to the Indemnified Party on demand or, in the case of any notice in which the amount of the claim (or any portion of the claim) is estimated, on such later date when the amount of such claim (or such portion of such claim) becomes finally determined. If the Indemnifying Party has timely disputed its liability with respect to such claim as provided above, as promptly as possible, such Indemnifying Party and the Indemnified Party will establish the merits and amount of such claim (by mutual agreement, litigation, arbitration or otherwise) and, within five (5) Business Days of the final determination of the merits and amount of such claim, the Indemnifying Party will pay to the Indemnified Party immediately available funds in an amount equal to such claim as determined hereunder.

Section 9.5.                      Claims Period.

For purposes of this Agreement, a “Claims Period” shall be the period during which a claim for indemnification may be asserted under this Agreement by an Indemnified Party.  The Claims Periods under this Agreement shall begin on the date hereof and terminate as follows:

(a)           with respect to Purchaser Losses or Sellers’ Losses arising out of (x) any covenant or obligation to be performed or complied with prior to the Closing, or (y) a representation or warranty other than in Sections 4.1 (Organization; Ownership), 4.2 (Authorization), 4.3 (Absence of Restrictions and Conflicts) or 4.5 (second sentence only) (Title to Assets; Related Matters), the Claims Period shall terminate on the date that is eighteen (18) months after the Closing Date; and

(b)           with respect to all other Purchaser Losses or Sellers’ Losses, the Claims Period shall terminate upon the expiration of the applicable statute of limitation with respect to the underlying claim.

Notwithstanding the foregoing, if, prior to the close of business on the last day of the applicable Claims Period, an Indemnifying Party shall have been properly notified of a claim for indemnity hereunder specifying the factual basis of such claim in reasonable detail and such claim shall not have been finally resolved or disposed of at such date, such claim shall continue to survive and shall remain a basis for indemnity hereunder until such claim is finally resolved or disposed of in accordance with the terms hereof.  The Sellers’ indemnification obligations under this Article IX include, without limitation, the obligation to pay and reimburse the Purchaser for all Purchaser Losses, whether or not arising due to third party claims.

Section 9.6. Payment of Claims; Obligation to Set off.

(a)           Subject to the limitations set forth in Section 9.3, any obligation of the Sellers, as applicable, to indemnify any Purchaser Indemnified Party under this Article XI shall be satisfied by the Sellers, jointly and severally, by prompt payment in cash from the Sellers to the Purchaser or the appropriate Purchaser Indemnified Party, provided the aggregate amount the Sellers shall be obligated to pay in cash shall be limited to the difference between (x) the aggregate amount of cash previously received by the Sellers at the time such indemnification claim arises from the Purchaser in respect of payments of principal of and interest on Purchaser’s Promissory Notes and from the sale by the Sellers of the ActiveCare Shares and (y) the aggregate amount of cash payments made to any Purchaser Indemnified Party in respect of any indemnification claims (the “Cash Cap”).

(b)           Thereafter, to the extent the Sellers make cash payments in the amount of the Cash Cap and the applicable indemnification claim has not been satisfied, the Purchaser shall satisfy such remaining indemnification obligation by reducing any continuing payment obligation (including without limitation principal or interest) to the Sellers under the Purchaser’s Promissory Notes (ratably, based upon the amount of the Purchase Price allocated to each Seller) (a “Note Set Off”). The Purchaser shall deliver a written notice to the Sellers that sets forth the amount of any Note Set off and the basis therefor.

(c)           For any remaining indemnification obligation not satisfied first pursuant to Section 9.6(a) or (b), the Sellers, jointly and severally, will satisfy such obligation by prompt payment in cash from the Sellers to the Purchaser or the appropriate Purchaser Indemnified Party.

(d)           The provisions of this Section 9.6 shall not apply to indemnification obligations pursuant to Section 9.1(d).

Section 9.7.                      Sole Remedy for Breach of Representation or Warranty.

Except with respect to claims in connection with fraud or intentional misrepresentation, upon and after the Closing, the provisions of Article IX of this Agreement will be the sole and exclusive remedy available to any party to this Agreement for any misstatement or omission by any other party relating to any representation or warranty contained herein, and each party hereby unconditionally waives any other rights that it may have at law or in equity for any misstatement or omission by any other party from any representation or warranty contained herein.

ARTICLE X
MISCELLANEOUS PROVISIONS

Section 10.1.                      Notices.

All notices, communications and deliveries under this Agreement will be made in writing signed by or on behalf of the Party making the same, will specify the Section under this Agreement pursuant to which it is given or being made, and will be delivered personally or by facsimile or other electronic transmission or sent by registered or certified mail (return receipt requested) or by next day courier (with evidence of delivery and postage and other fees prepaid) as follows:

To the Purchaser:

GWire Corporation
c/o ActiveCare, Inc.
5095 West 2100 South
Salt Lake City, UT 84120
801-974-9474 (Telephone)
801-974-9553 (Facsimile)
E-Mail: macton@activecare.com

with a copy to:

Durham Jones & Pinegar, PC
111 East Broadway, Suite 900
Salt Lake City, Utah 84111
Attn:   Kevin R. Pinegar
Facsimile: 801-415-3500
E-Mail: kpinegar@djplaw.com

To the Sellers:

Green Wire, LLC
Rapid Medical Response, LLC
Orbit Medical Response, LLC
c/o BPE Management, LLC
Attn: Shawn Ross
4424 South 700 East, Suite 200
Salt Lake City, Utah 84107
Facsimile: 801-713-5347
E-mail: sross@tibromedical.com

with a copy (which shall not constitute notice) to:

Dorsey & Whitney LLP
136 So. Main Street, Suite 1000
Salt Lake City, Utah 84101
Attn:  Samuel P. Gardiner
Facsimile:  (801) 880-6941
Email:  gardiner.sam@dorsey.com

or to such other representative or at such other address of a Party as such Party may furnish to the other Parties in writing.  Any notice which is delivered personally or by facsimile or other electronic transmission in the manner provided herein shall be deemed to have been duly given to the Party to whom it is directed upon actual receipt by such Party or its agent.  Any notice which is addressed and mailed in the manner herein provided shall be conclusively presumed to have been duly given to the Party to which it is addressed at the close of business, local time of the recipient, on the fourth Business Day after the day it is so placed in the mail (or on the first Business Day after placed in the mail if sent by overnight courier) or, if earlier, the time of actual receipt.

Section 10.2.                      Schedules and Exhibits.

The Schedules and Exhibits to this Agreement are hereby incorporated into this Agreement and are hereby made a part of this Agreement as if set out in full in this Agreement.

Section 10.3.                      Assignment; Successors in Interest.

No assignment or transfer by any Party of such Party’s rights and obligations under this Agreement will be made except with the prior written consent of the other Parties to this Agreement; provided, however, that the Purchaser may assign any or all of its rights, obligations and interests hereunder without any such written consent to any Affiliate of the Purchaser or to any of the Purchaser’s lenders as security for any obligations arising in connection with the financing of the transactions contemplated hereby; provided, further, that Purchaser unconditionally guarantees the full and timely performance by each such assignee of all of Purchaser’s obligations hereunder to the Sellers, Sellers and the Seller Representative (or any combination thereof). Notwithstanding the foregoing, any of the Sellers may, without the prior written consent of and upon reasonable notice to the Purchaser, assign any or all of its rights (but not its obligations) hereunder to any other of the Sellers, or in the case of the Sellers, in the course of bona fide estate planning or estate administration. This Agreement will be binding upon and will inure to the benefit of the Parties and their successors and permitted assigns, and any reference to a Party will also be a reference to a successor or permitted assign.

Section 10.4.                      Number; Gender.

Whenever the context so requires, the singular number will include the plural and the plural will include the singular, and the gender of any pronoun will include the other genders.

Section 10.5.                      Captions.

The titles, captions and table of contents contained in this Agreement are inserted in this Agreement only as a matter of convenience and for reference and in no way define, limit, extend or describe the scope of this Agreement or the intent of any provision of this Agreement. Unless otherwise specified to the contrary, all references to Articles and Sections are references to Articles and Sections of this Agreement and all references to Schedules or Exhibits are references to Schedules and Exhibits, respectively, to this Agreement.

Section 10.6.                      Controlling Law; Amendment.

This Agreement will be governed by and construed and enforced in accordance with the internal laws of the State of Utah without reference to its choice of law rules. This Agreement may not be amended, modified or supplemented except by written agreement of the Parties.

Section 10.7.                      Consent to Jurisdiction, Etc.

Except as otherwise expressly provided in this Agreement, the Parties hereto agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought only to the exclusive jurisdiction of the courts of the State of Utah or the federal courts located in the State of Utah, and each of the Parties hereby consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding which is brought in any such court has been brought in an inconvenient forum.  The Parties agree that, after a legal dispute is before a court as specified in this Section 10.7, and during the pendency of such dispute before such court, all actions, suits, or proceedings with respect to such dispute or any other dispute, including without limitation, any counterclaim, cross-claim or interpleader, shall be subject to the exclusive jurisdiction of such court.  Process in any such suit, action or Proceeding may be served on any Party anywhere in the world, whether within or without the jurisdiction of any such court.  Each Party hereto agrees that a final judgment in any action, suit or Proceeding described in this Section 10.7 after the expiration of any period permitted for appeal and subject to any stay during appeal shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable laws.

Section 10.8.                      WAIVER OF JURY TRIAL.

EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 10.9.                      Severability.

Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction will, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions of this Agreement, and any such prohibition or unenforceability in any jurisdiction will not invalidate or render unenforceable such provision in any other jurisdiction. To the extent permitted by law, the Parties waive any provision of law which renders any such provision prohibited or unenforceable in any respect.

Section 10.10.                                Counterparts.

This Agreement may be executed in two (2) or more counterparts (delivery of which may be by facsimile or via email as a portable document format (.pdf)), each of which will be deemed an original, and it will not be necessary in making proof of this Agreement or the terms of this Agreement to produce or account for more than one (1) of such counterparts.

Section 10.11.                                Enforcement of Certain Rights.

Nothing expressed or implied in this Agreement is intended, or will be construed, to confer upon or give any Person other than the Parties, and their successors or permitted assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement, or result in such Person being deemed a third party beneficiary of this Agreement.

Section 10.12.                                Waiver.

Any agreement on the part of a Party to any extension or waiver of any provision of this Agreement will be valid only if set forth in an instrument in writing signed on behalf of such Party. A waiver by a Party of the performance of any covenant, agreement, obligation, condition, representation or warranty will not be construed as a waiver of any other covenant, agreement, obligation, condition, representation or warranty. A waiver by a Party of a condition to Closing will not be considered as a waiver of any rights to indemnification that may be claimed by such Party with respect to the matters relating to such waived condition. A waiver by any Party of the performance of any act will not constitute a waiver of the performance of any other act or an identical act required to be performed at a later time.

Section 10.13.                                Integration.

This Agreement and the documents executed pursuant to this Agreement supersede all negotiations, agreements and understandings (both written and oral) among the Parties with respect to the subject matter of this Agreement and constitutes the entire agreement between and among the Parties. The Parties hereby agree that for purposes of this Agreement (including, but not limited to, indemnification obligations) neither Party has made to the other any representations, warranties or covenants or other disclosures other than those contained in this Agreement.

Section 10.14. Cooperation Following the Closing.

Following the Closing, each of the Parties shall deliver to the others such further information and documents and shall execute and deliver to the others such further instruments and agreements as the other Party shall reasonably request to consummate or confirm the transactions provided for in this Agreement, to accomplish the purpose of this Agreement or to assure to the other Party the benefits of this Agreement.

Section 10.15.                                Transaction Costs.

Except as provided above or as otherwise expressly provided herein, (a) the Purchaser will pay its own fees, costs and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement, including the fees, costs and expenses of its financial advisors, accountants and counsel, and (b) the Sellers will pay the fees, costs and expenses of the Sellers, the Seller Representative and the Sellers incurred in connection with this Agreement and the transactions contemplated by this Agreement, including the fees, costs and expenses of their financial advisors, accountants and counsel.

Section 10.16.                                Interpretation; Constructions.

(a)           The term “Agreement” means this agreement together with all Schedules and Exhibits hereto, as the same may from time to time be amended, modified, supplemented or restated in accordance with the terms hereof. Unless the context otherwise requires, words importing the singular shall include the plural, and vice versa. The use in this Agreement of the term “including” means “including, without limitation.”  The words “herein”, “hereof,” “hereunder”, “hereby”, “hereto”, “hereinafter”, and other words of similar import refer to this Agreement as a whole, including the Schedules and Exhibits, as the same may from time to time be amended, modified, supplemented or restated, and not to any particular article, section, subsection, paragraph, subparagraph or clause contained in this Agreement. All references to articles, sections, subsections, clauses, paragraphs, schedules and exhibits mean such provisions of this Agreement and the Schedules and Exhibits attached to this Agreement, except where otherwise stated. The use herein of the masculine, feminine or neuter forms shall also denote the other forms, as in each case the context may require.  The use in this Agreement of the terms “furnished,” “provided,” “delivered,” “made available” and similar terms refers, with respect to the provision of information and documents to the Purchaser, in addition to the physical delivery of such information or documents to the Purchaser, to such information and/or documents as are made available by the Sellers, or any of their respective employees, consultants, advisors or attorneys.

(b)           The language used in this Agreement shall be deemed to be the language chosen by the parties to express their mutual intent, and no rule of strict construction shall be applied against any party.

(c)           The Sellers hereby acknowledge and agree that he, she or it has had the opportunity to consult with his, her or its own counsel with respect to the subject matter of this Agreement, has read and understands all of the provisions of this Agreement (including the Schedules and Exhibits to this Agreement) and has had the opportunity to ask questions of, and to seek additional information from, the Purchaser with respect to each of the matters set forth in this Agreement (including the Schedules and Exhibits to this Agreement).

[Signature page follows]

 IN WITNESS WHEREOF, the Parties have caused this Asset Purchase Agreement to be duly executed, as of the date first above written.

SELLERS
RAPID MEDICAL RESPONSE, LLC
By:
Name:
Title:
GREEN WIRE, LLC
By:
Name:
Title:

ORBIT MEDICAL RESPONSE, LLC
By:
Name:
Title:

PURCHASER GWIRE CORPORATION

By:
Name:
Title:

The undersigned hereby agree to be bound by the provisions of Section 6.4 of this Agreement.

________________________

Rob Gallup

_________________________

Shawn Ross

EXHIBIT A

FORM OF PURCHASERS’ PROMISSORY NOTE

EXHIBIT B

SECURITY AGREEMENT

EXHIBIT C

GUARANTY

EXHIBIT D

OWNERSHIP PERCENTAGES OF SELLERS

EXHIBIT E

INVESTOR QUESTIONNAIRE

EXHIBIT F

BILL OF SALE

EXHIBIT G

ASSIGNMENT AND ASSUMPTION AGREEMENT